   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 2000

                                                   REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                                BIONUTRICS, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               NEVADA                                      86-0760991
   -------------------------------                   ----------------------
   (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                       2425 EAST CAMELBACK ROAD, SUITE 650
                             PHOENIX, ARIZONA 85016
                                 (602) 508-0112
         ---------------------------------------------------------------
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           ---------------------------
                             RONALD H. LANE, PH.D.,
                          CHAIRMAN OF THE BOARD, CHIEF
                        EXECUTIVE OFFICER, AND PRESIDENT
                       2425 EAST CAMELBACK ROAD, SUITE 650
                             PHOENIX, ARIZONA 85016
                                 (602) 508-0112
--------------------------------------------------------------------------------
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                           ---------------------------
                                   Copies to:
                              JEAN E. HARRIS, ESQ.
                              BRIAN H. BLANEY, ESQ.
                             GREENBERG TRAURIG, LLP
                               ONE EAST CAMELBACK
                           PHOENIX, ARIZONA 85012-1656
                                 (602) 263-2300

                           ---------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ---------------------------
                         CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM          PROPOSED
                                           AMOUNT TO BE     AGGREGATE OFFERING     MAXIMUM AGGREGATE          AMOUNT OF
   TITLE OF SHARES TO BE REGISTERED         REGISTERED      PRICE PER SHARE(1)     OFFERING PRICE(1)     REGISTRATION FEE(1)
Common Stock, $0.001 par value.........   560,000 shares          $1.00                $560,000                $140.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                           ---------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. BIONUTRICS, INC. MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND BIONUTRICS, INC. IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 29, 2000

PROSPECTUS

                                 560,000 SHARES

                                BIONUTRICS, INC.

                                  COMMON STOCK

         This prospectus relates to the sale of up to 560,000 shares of Bionutrics, Inc. common stock and common stock issuable upon the exercise of warrants held by certain selling stockholders from time to time. We expect that sales made pursuant to this prospectus will be made

         -        in broker's transactions,

         -        in transactions directly with market makers, or

         -        in negotiated sales or otherwise.

         The shares may be sold at current market prices or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, and brokerage commissions associated with the sale of their shares.

         The selling stockholders and the brokers and dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation.

         We will not receive any of the proceeds from sales by the selling stockholders. Securities laws and SEC regulations may require the delivery of this prospectus to purchasers when they resell their shares of common stock.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "BNRX." On __________, 2000, the last reported sale price of our common stock as reported on the Nasdaq SmallCap Market was $_____ per share.

                              --------------------

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS," BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                              --------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                The date of this prospectus is           , 2000.

          THIS PROSPECTUS INCORPORATES CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

         - our Annual Report on Form 10-K for the year ended October 31, 1999, filed on January 26, 2000;

         - our Quarterly Report on Form 10-Q for the quarter ended January 31, 2000, filed on March 16, 2000;

         - our Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, filed June 14, 2000;

         - our Quarterly Report on Form 10-Q for the quarter ended July 31, 2000, filed in September 14, 2000;

         - the description of our common stock contained in our registration statement on Form 10 (Registration No. 000-22011) filed with the SEC on January 21, 1997, including any amendments or reports filed for the purpose of updating that description; and

         -        our Proxy Statement, filed on February 17, 2000.

         Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

         You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and number:

                  Bionutrics, Inc.
                  2425 East Camelback Road, Suite 650
                  Phoenix, Arizona  85016
                  (602) 508-0112

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements and information contained in this prospectus concerning our future, proposed, and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or our industry in general; and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as that term is defined in the Securities Act. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere under "Risk Factors."


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
                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully before deciding to acquire shares of our common stock. All references to "we," "us," "our," "Bionutrics," or "the Company" in this prospectus mean Bionutrics, Inc. and all entities owned or controlled by Bionutrics, Inc., except where it is clear that the term means only the parent company.

                                BIONUTRICS, INC.

INTRODUCTION

         We are a biopharmaceutical company founded to discover, develop and apply novel biologically active compounds from natural sources. Our goal is to be a leader in the newly emerging field of functional nutrition: the marriage of drugs and food. The objective is to address health by providing food ingredients that can prevent and even cure diagnosed diseases. Our business model is to source biologically active compounds from food commodity processing by-product streams and develop these compounds as proprietary functional nutrition and/or ethical drug products. The disciplines and efforts comprising a discovery and development program for functional nutrition and ethical drugs are fundamentally the same. Products derived from our research program will be directed initially towards functional nutrition to generate early revenue and reduce the need for capital while we pursue the development and regulatory approval of drug candidates.

         Our building efforts of the previous decade have positioned us with proprietary technology, compounds, processing methods, and products having application to worldwide markets of potential significance. We have sources of raw material by-products streams available to us in large quantities and we have developed specific capabilities in engineering and processing technologies for the separation of these streams into both high-value biologically active products and bulk food ingredients. This technology provides us the advantage of access to proprietary active ingredients at relatively low cost. Initial products are tocotrienol concentrates derived from rice bran.

         Our operating strategy has changed from prior years where we manufactured and marketed our products to our current strategy, which is to leverage our core competency of new product development by partnering the manufacturing and marketing. Our goal is to discover, define, and protect our products and technology and to partner manufacturing and marketing. We believe this strategy will allow us to exploit our strengths while recognizing our resource limitations, and at the same time access the unfolding global opportunity.

         Our three primary subsidiaries are LipoGenics, Inc., Bionutrics Health Products, Inc., and InCon Technologies Inc. LipoGenics serves as our product research arm with a focus on the discovery and development of active compounds for both drugs and functional nutrition. Health Products is our market research and product positioning company charged to deliver new functional nutrition products to marketing partners. InCon saw its operation merged into a new limited liability company, InCon Processing, LLC in which InCon has a 50% ownership together with ACH, a subsidiary of ABF North America Corp. InCon Processing provides engineering and design for our compound recovery systems and ingredient processing. In addition, we have three inactive subsidiaries, Nutrition Technology Corporation, InCon International Ltd., and Cosmedics, Inc.

         We were incorporated in Nevada in 1990. All of our subsidiaries are organized in Delaware except Nutrition Technology Corporation, which is organized in Nevada, and InCon International Ltd., which is organized in the British Virgin Islands. We maintain our principal offices at 2425 East Camelback Road, Suite 650, Phoenix, Arizona 85016. Our telephone number is (602) 508-0112.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are risks, including those set forth below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide to purchase shares of our common stock.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

         We commenced sales of our first product late in the second quarter of fiscal 1997. We have only recently acquired or developed additional products that may lead to future revenue sources. Accordingly, we have limited historical financial information upon which you can base an evaluation of our performance or make a decision regarding an investment in shares of our common stock. We have generated an accumulated deficit of approximately $34.9 million through the fiscal year ended October 31, 2000. Our operations to date have progressed from research and development activities to the marketing and sale of our first product evolvE(R). All other products are in the developmental stage. We can provide no assurance that sales of evolvE(R) or other products we may introduce will achieve significant levels of market acceptance. As a result, our business will be subject to all the problems, expenses, delays, and risks inherent in the establishment of a new business enterprise, including the following:

         -        limited capital;

         -        delays in product development;

         -        possible cost overruns due to price increases in raw product;

         -        unforeseen difficulties in our manufacturing processes;

         -        uncertain market acceptance; and

         -        the absence of an operating history.

         Therefore, we can provide no assurance that we will be able to achieve or maintain profitable operations. We can provide no assurance that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated.

WE WILL REQUIRE ADDITIONAL CAPITAL TO SUPPORT OUR GROWTH.

         To become and remain competitive, we will be required to make significant investments in research and development on an ongoing basis. We will, from time to time, including in the near term, be required to seek additional equity or debt financing to provide the capital required to maintain or expand our marketing and production capabilities. This may require us to sell additional common stock or preferred stock or issue warrants for common stock to obtain the capital. The timing and amount of any such capital requirements cannot be predicted at this time. We can provide no assurance that any financing will be available on acceptable terms. If financing is not available on satisfactory terms, we may be unable to operate at our present level or develop and expand our business, develop new products, or develop new markets at the rate desired and our operating results may be adversely affected. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing shareholders. Our losses incurred to date, the uncertainty regarding our ability to raise additional capital, and our inability to generate gross profits and positive cash flows from operations may indicate that we will be unable to continue as a going concern for a reasonable period of time. Our audit opinion also indicates that due to these factors we may not be able to continue as a going concern.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE.

         We currently anticipate that our available cash resources combined with the maximum drawdown under the stock purchase agreement with Justicia Holdings Limited will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. However, if our stock price and trading volume stay at current levels, we will only be able to draw down the minimum amount of $100,000 during each of the draw down periods under the common stock purchase agreement. Should this occur, our available cash resources will meet our requirements for only the next 7 months. In addition, business and economic conditions may not make it feasible to draw down under the common stock purchase agreement at every opportunity, and drawdowns are available only every 29 trading days. We may need to raise additional capital to fund more rapid expansion, to develop and enhance new and existing services, to respond to competitive pressures, and to acquire complementary businesses or technologies.

         Our common stock purchase agreement with Justicia Holdings Limited limits our ability to sell our securities for cash at a discount to the market price pursuant to an equity line type financing for 24 months from the effective date of the registration statement of which this prospectus is a part or 60 days after the entire 4,000,000 shares have been purchased. If we need capital but are unable to drawdown under the common stock purchase agreement for any reason, we may need to separately negotiate with Justicia Holdings Limited to lift such restrictions.

         We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we may not be able to effectively execute our business plan.

WE FACE MARKET RISKS ASSOCIATED WITH OUR BUSINESS PLAN ASSUMPTIONS.

         We have formulated our business plans and strategies based on certain assumptions regarding:

         - opportunities in the ethical drug market based on our technology;

         - the depth and nature of edible oil and derivative products markets;

         - the size of the functional nutrition market including dietary supplements, functional foods and medical foods;

         -        our anticipated share of our target markets; and

         -        the estimated price and acceptance of our projected products.

         We can provide no assurance that our assessments regarding these or a variety of other factors will prove to be correct. Any future success that we might enjoy will depend upon many factors, including factors that may be beyond our control or that cannot be predicted at this time. Factors beyond our control may include:

         - changes in the pharmaceutical, edible oil (and processing derivatives) and functional nutrition industry;

         -        governmental regulation;

         - increased levels of competition, including the entry of additional competitors and increased success by existing competitors;

         -        changes in general economic conditions;

         - increases in operating costs, including costs of production, supplies, personnel, and equipment; and

         - reduced margins caused by competitive pressures and other factors.

         -        suprising results from future research

WE FACE INTENSE COMPETITION.

         Competition in the health food industry is vigorous, with a large number of businesses present. In addition, many companies are just beginning to determine how and if they will compete in the functional nutrition market presently developing. Candidate companies for mass-market retail competition include virtually all firms currently engaged in retail mass-market consumer marketing of food and OTC products. While these same companies are potential customer targets for our company, they also are potential competitors because of their own product development programs or programs they sponsor. Notably, these companies include

         -        American Home Products,

         -        Bayer,

         -        Warner-Lambert,

         -        Pharmaton Boehringer Ingleheim,

         -        Bristol-Myers & Squibb,

         -        Novartis,

         -        Smith Kline Beecham

with OTC and dietary supplements,

         -        Kraft,

         -        Nabisco,

         -        Nestle,

         -        Danone,

         -        Kellogg,

         -        General Mills,

         -        Proctor & Gamble, and

         -        Hunt-Wesson/ConAgra

with food.

Ingredient manufacturing companies such as

         -        BASF,

         -        ADM,

         -        Hoffmann LaRoche,

         -        Heckle,

         -        Cargill, and

         -        Eastman Chemical

are all involved in both food and pharmaceutical/pharmaceutical intermediate processing and sales, and have begun to promote products with functional food applications. These companies represent some of the largest companies in the world and most formidable competition for any firm considering entering the functional nutrition business. Other companies have recently announced tocotrienol supplement products, including Eastman Chemical Company, whose new product is also derived from rice bran oil and claims antioxidant properties. Many of our competitors have established reputations for successfully developing and marketing dietary supplement products. Many of these companies have greater financial, managerial, and technical resources than we possess, which may put us at a competitive disadvantage. Even though we intend to license our functional nutrition ingredients/products to marketing partners and this would eliminate certain elements of risk, we can provide no assurance that we will be successful in our licensing efforts or that our potential marketing partners will be successful in marketing and selling our products. If we are not successful in competing in the dietary supplement market, we may not be able to recognize our business objectives.

         Competition in the pharmaceutical area is intense and competitors have substantially greater resources than we possess. We will be required to obtain development and/or marketing partners to effectively enter the drug market.

         InCon Processing's current competition is primarily from specialized local and regional processing facilities. However, many of its toll processing customers have the capacity to perform toll processing and molecular separation in-house. No assurance can be given that its customers will continue to outsource toll processing to InCon Processing, or that they will continue to utilize InCon Processing's facility over that of a local processor.

WE MAY FAIL TO ESTABLISH OR CULTIVATE STRATEGIC PARTNERSHIPS.

         We have stated our intent to develop our business model and build our business through strategic partnerships. We can provide no assurance that we will be able to successfully form or manage such partnerships, and if not, our ability to execute our business plan will be at risk. If these partnerships do not succeed and therefore no further capital is provided to us from these sources, we can provide no assurance that we will be able to identify other sources of capital sufficient for our needs in the time required to execute our business plan.

         We have formed an alliance with ABF to pursue the exploitation of certain food processing by-product streams. As part of this alliance ACH is considering the exploitation of rice bran derivative products. The rice bran, rice bran oil, and other derivative products business is highly competitive and we can provide no assurance that ACH will succeed or produce profits, of which we participate at 15% EBIT, or that ACH will determine to stay in the business even if profitable.

WE MAY BECOME SUBJECT TO INCREASED GOVERNMENTAL REGULATION.

         The processing, formulation, packaging, labeling, and advertising of our products are primarily subject to regulation by the FDA and the FTC. In addition, individual state attorneys general have authority to enforce individual state consumer protection acts within their own states. Although Congress has recently recognized by enacting the Dietary Supplement and Health Education Act, or DSHEA, the potential impact of dietary supplements in promoting the health of U.S. citizens, there are a number of new provisions not yet subject to judicial interpretation with respect to the FDA's regulation of dietary supplements and the ultimate effect of DSHEA cannot be predicted. Further, because of the technical requirements imposed by DSHEA, it may be difficult for any company manufacturing or marketing dietary supplements to remain in strict compliance. The FDA has recently promulgated regulations effective in March 1999 in part to implement DSHEA. Proposals have also been made to modify or change the provisions of DSHEA. It is impossible to predict whether those proposed changes will become law or the full effect that such regulations will have on our business and operations. We are still reviewing various aspects of the new regulations. The regulations require material changes in the labeling of all dietary supplement products, including products we sell. In addition, due to the finalization of the FDA's structure/function regulations on January 6, 2000 we are required to significantly modify cholesterol claims presently being made for our evolvE(R) product.

WE RELY ON A LIMITED NUMBER OF PRODUCTS AND CUSTOMERS.

         To date our only product is the evolvE(R) dietary supplement, containing a patented tocotrienol vitamin E ingredient, Clearesterol(TM), derived from rice bran. Our dependence on one product increases risk since a decline in the market demand for our product or the products of other companies that may utilize Clearesterol(TM) could have a significant adverse impact on us.

         Three customers accounted for approximately 63% of InCon Processing's revenue related to its core business of toll processing and molecular distillation for the 12 months ended October 31, 2000. Our participation in ACH's efforts to market derivative products is just beginning and we can provide no assurance that ACH can capture a share of the market for such products. A limited number of customers could adversely affect our operations.

WE MAY BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS.

         As a marketer of dietary supplements that are ingested by consumers, we may be subject to various product liability claims, including, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While no such claims have been made to date and we maintain product liability insurance, we can provide no assurance that product liability claims and the resulting adverse publicity will not have a material adverse effect on us.

WE DEPEND ON OUR MARKETING PARTNERS TO MARKET OUR PRODUCTS.

         We depend on our ability to market our products through marketing partners to large mass merchandise and health food retailers and to other companies for use in their products. We do not anticipate that we will enter into long-term contractual relationships with any of our customers. We have stated our intent to rely in the future on strategic partnerships with marketing companies to market and sell our current and to-be-developed functional nutrition products. We can provide no assurance that we will be successful in finalizing such strategic partnerships, nor if finalized that the selected strategic partner(s) will successfully market and sell our products.

OUR TECHNOLOGY MAY BE QUESTIONED OR REFUTED.

         We have invested a decade in research and development to demonstrate the value of our technology and secure patents and make patent applications. We have chosen to apply for and secure and acquire by acquisition patent protection of strategic elements of this technology. We can provide no assurance that the science upon which the technology is based will not be refuted or otherwise drawn into question by further research conducted by us or independent laboratories or our strategic partners.

WE MAY RECEIVE UNFAVORABLE PUBLICITY.

         We believe the functional nutrition market is affected by national media attention regarding the consumption of dietary supplements. We can provide no assurance that future scientific research or publicity will not be unfavorable to the functional nutrition market or any particular product, or inconsistent with earlier favorable research or publicity. Future reports of research that are perceived as less favorable or that question such earlier research could have a material adverse effect on us. Because of our dependence upon consumer perceptions, adverse publicity associated with adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse impact on us. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Further, because our products are derived from natural sources, we must contend with variations in composition that may impact a product's functionality and which may require us to modify our processing methodology or product formulations. These changes may impact consumer perceptions.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL.

         We depend on our management, particularly Dr. Ronald Lane, a founder and our chief executive officer, for all our business activities. We depend on our ability to attract, retain, and motivate additional qualified personnel. We have no long-term employment or other agreements with any executive officer except for Mr. Palmer. The loss of the services of Dr. Lane or other executive officers and key employees could have a material adverse effect on our business.

WE DEPEND ON OUR SUPPLIERS AND MANUFACTURERS FOR OUR INGREDIENTS.

         We have agreed to acquire the Clearesterol(TM) ingredient from ACH, if and when we need it. If ACH encounters difficulties in obtaining on commercially reasonable terms quality rice bran for use in its manufacturing process, we could experience production delays or the inability to fulfill orders on a timely basis. Since we have agreed to purchase Clearesterol(TM) from ACH on a cost-plus basis, any material increase in projected costs of manufacture could materially affect our or any strategic marketing partner's ability to compete with evolvE(R) or any other dietary supplement or functional food containing such ingredient. We also rely on outside sources for evolvE(R) encapsulation. In the event our contract manufacturers cannot meet our manufacturing and delivery requirements, we may suffer interruptions of delivery while we arrange for alternative manufacturing sources.

Access to replacement sources could be delayed if we must first complete a review of the manufacturer's quality control and capabilities.

WE MAY EXPERIENCE DIFFICULTY ENTERING INTO INTERNATIONAL MARKETS.

         We may experience difficulty entering international markets due to greater regulatory barriers, the necessity of adapting to new regulatory systems, and problems related to entering new markets with different cultural bases and political systems. Operating in international markets exposes us to certain risks, including, among other things:

         - changes in or interpretations of foreign regulations that may limit our ability to sell certain products or repatriate profits to the United States;

         -        exposure to currency fluctuations;

         - the potential imposition of trade or foreign exchange restrictions or increased tariffs; and

         -        political instability.

If we expand into international operations, we are likely to encounter these and other risks associated with international operations.

WE RELY ON PATENTS, LICENSES, AND INTELLECTUAL PROPERTY RIGHTS TO PROTECT OUR PROPRIETARY INTERESTS.

         Our success depends in part on our ability to obtain patents, licenses, and other intellectual property rights covering our products. Our patent rights are held by our subsidiary LipoGenics. We can provide no assurance that our patents and patent applications are sufficiently comprehensive to protect evolvE(R) or our other products intended. The process of seeking further patent protection can be long and expensive, and we can provide no assurance that all patents will issue from our eleven currently pending or future patent applications or that any of the patents when issued will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. While we believe the basis on which we have made further patent applications correspond to the patents that have been issued for composition and method of production and use and is reasonable given the issuance of the latter patents, we can provide no assurance that the patents for which we have applied will be issued. We may be subject to or may be required to initiate interference proceedings in the U.S. Patent and Trademark Office. These proceedings could demand significant financial and management resources. We may receive communications alleging possible infringement of patents or other intellectual property rights of others. We believe that in most cases we could obtain necessary licenses or other rights on commercially reasonable terms, but we can provide no assurance on this point or that litigation would not ensue or that damages for any past infringements would not be assessed. Litigation, which could result in substantial cost to us and diversion of our effort, may be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. Our failure to obtain necessary licenses or other rights or litigation arising out of infringement claims could have a material adverse effect on our business.

OUR STOCK IS THINLY TRADED AND MAY EXPERIENCE PRICE VOLATILITY.

         There has been and may continue to be, at least for the immediate future, a limited public market for our common stock. Despite our listing on Nasdaq SmallCap in November 1997, we can provide no assurance that an active public market will be developed or sustained for our common stock. The stock markets have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors may adversely affect the market price of our common stock and our ability to raise necessary capital and finance possible acquisitions including of technology.

RIGHTS TO ACQUIRE SHARES OF OUR COMMON STOCK WILL RESULT IN DILUTION TO OTHER HOLDERS OF OUR COMMON STOCK.

         As of October 31, 2000, options to acquire a total of 2,301,667 shares were outstanding under our 1996 Stock Option Plan. An additional 499,100 shares of common stock are reserved for issuance pursuant to the exercise of options that may be granted in the future under our 1996 Stock Option Plan. We also have outstanding options and warrants not issued under the 1996 Plan to purchase up to 3,690,144 shares of common stock. During the terms of those options and warrants, the holders will have the opportunity to profit from an increase in the market price of our common stock with resulting dilution in the interests of holders of our common stock. The existence of such stock options and warrants could adversely affect the terms on which we can obtain additional financing, and the holders of those options and warrants can be expected to exercise such options and warrants at a time when we, in all likelihood, would be able to obtain additional capital by offering shares of our common stock on terms more favorable to us than those provided by the exercise of those options and warrants. We also have the authority to issue additional shares of common stock and shares of one or more series of preferred and convertible preferred stock. The issuance of these shares could result in the dilution of the voting power of outstanding shares of common stock and could have a dilutive effect on earnings per share.

SALES OF LARGE NUMBERS OF SHARES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         Of the 21,471,252 shares outstanding as of October 31, 2000, 19,609,888 are eligible for resale in the public markets. Of these eligible shares, 8,818,054 shares are eligible for resale in the public markets subject to compliance with the volume and manner of sale rules of Rule 144 under the Securities Act of 1933, as amended, and 10,791,834 are eligible for resale in the public markets either as unrestricted shares or pursuant to Rule 144(k). In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from our company, or from an affiliate of our company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume in our common stock during the four calendar weeks preceding the sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about our company. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from our company, or from an affiliate of our company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices.

         We have registered for offer and sale up to 2,850,000 shares of our common stock that are reserved for issuance pursuant to our 1996 Stock Option Plan. Shares issued after the effective date of that registration statement upon the exercise of stock options generally will be eligible for sale in the public market, except that affiliates will continue to be subject to volume limitations and other requirements of Rule 144. The issuance of these shares could depress the market price of our common stock.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, EVEN IF THE ACQUISITION WOULD BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

         Our restated articles of incorporation and the Nevada General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when those attempts may be in the best interests of our stockholders. The Nevada GCL also imposes conditions on certain business combination transactions with "interested stockholders" as defined by the Nevada GCL. Our restated articles provide for a staggered board and also authorize our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect the voting power of the holders of our common stock.

OUR OPERATING RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS.

Certain statements and information contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as that term is defined under applicable securities laws. These include statements concerning our future, proposed, and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity, and certain trends with respect to the markets in which we compete or our industry in general. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Risk Factors."

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial data should be read in conjunction with our consolidated financial statements and the related notes and with the management's discussion and analysis of financial condition and results of operations, incorporated by reference or provided elsewhere herein.

                                                                         Year Ended
                                                                         October 31
                                 -----------------------------------------------------------------------------------------
                                      2000               1999               1998               1997               1996
                                      ----               ----               ----               ----               ----
STATEMENT OF EARNINGS DATA:
Gross Revenues ............      $    355,624       $  3,689,747       $  6,653,904       $  2,862,843       $     20,000
Operating Expenses ........         2,689,162          6,307,426         10,760,959         10,022,163          2,996,880
Other Income (Expense) ....           153,394           (112,364)         2,426,291            266,929            (30,667)
Net Loss ..................        (2,566,731)        (5,623,144)        (9,242,405)       (12,341,866)        (3,007,547)
Basic Loss Per Share(1) ...      $       (.12)      $       (.27)      $       (.49)      $       (.77)      $       (.26)

Weighted Average Shares
  Outstanding(1) ..........        20,948,968         20,714,652         18,716,757         16,042,785         11,564,327
BALANCE SHEET DATA:
Working capital ...........      $   (366,240)      $    364,627       $  1,328,931       $  1,237,642       $  4,739,882
Total Assets ..............         4,106,368          5,186,031         10,894,259         14,155,335          6,217,348
Total Liabilities .........         1,257,432          2,042,095          3,318,530          5,119,016            936,478
Stockholders equity .......         2,848,936          3,143,936          7,575,729          9,036,319          5,280,870

----------

(1)      These shares do not include 5,991,811, 5,360,145, 4,957,978, 2,749,577 or 2,128,144 shares of common stock as of October 31, 2000, 1999, 1998, 1997 and 1996, respectively, that may be issued upon exercise of outstanding stock options and warrants as they are antidilutive.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations as well as certain statements and information under "Business" include certain forward looking statements. When used in this report, the words "expects," "intends," "plans" and "anticipates" and similar terms are intended to identify forward looking statements that relate to our future performance. Such statements involve risks and uncertainties. Actual results may differ materially from the results discussed here. Factors that might cause such a difference includes, but is not limited to, those discussed under "Risk Factors."

INTRODUCTION

      Results of operations for fiscal 2000 reflect our continuing efforts to reposition ourselves as a product development company. Prior to 1997, our efforts had been primarily directed toward conducting research and development, applying for patent approvals, developing manufacturing and distribution arrangements for its dietary supplement product and obtaining initial capital and financing to fund these activities.

      Bionutrics (formerly NutraGenics, Inc. until December 26, 1996) completed a merger with LipoGenics, Inc., a Delaware corporation ("LipoGenics") on October 31, 1996, and LipoGenics became a wholly owned subsidiary of ours. The merger with LipoGenics was accounted for in a manner similar to a pooling-of-interest and as such Bionutrics' accounts reflect the historic operations of LipoGenics. Bionutrics issued 2,092,743 shares in connection with the merger. Pursuant to the merger, we obtained ownership of certain proprietary rights related to dietary supplements previously licensed to it by LipoGenics and acquired ethical drug, functional food and other dietary supplement rights owned by LipoGenics.

      On October 31, 1997, Nutrition Technology Corporation ("Nutrition Technology"), a subsidiary of Bionutrics, completed a forward triangular merger of a subsidiary of Nutrition Technology with InCon Technologies Inc. ("InCon"), and InCon became a wholly owned subsidiary of Nutrition Technology. The merger with InCon was accounted for as a purchase and Bionutrics issued 1,400,000 shares in connection with the merger. In connection with the merger, the edible oil plant sales and consulting business formerly conducted by an InCon affiliate was transferred to InCon International Ltd., a wholly-owned subsidiary of Bionutrics, and specialty vitamin E technology relating to soluble and powder vitamin E owned by another affiliate was transferred to InCon.

      In June 1999, we entered into a new 50/50 venture with ACH, wherein InCon transferred substantially all of its assets to a newly formed limited liability company, InCon Processing, LLC ("InCon Processing") for which it received a payment of $3,000,000 and a 50% interest in the venture. InCon Processing took over substantially all of the business previously engaged in by InCon related to toll processing, molecular separation, and the design and sale of molecular separation facilities. InCon Processing expects to utilize the InCon expertise to expand its existing business and to expand its business into processing micronutrients that would be available for food grade products. In connection with this transaction, the remaining amount of goodwill recorded at the date of acquisition of InCon was written off at the date of the transaction.

RESULTS OF OPERATIONS

YEAR ENDED OCTOBER 31, 2000, COMPARED TO YEAR ENDED OCTOBER 31, 1999

      Consolidated gross revenues for the 12 months ended October 31, 2000 were $356,000 versus $3,690,000 for the same 12 months in 1999, summarized by subsidiary as follows (intercompany sales excluded):

           Subsidiary                               2000            1999
           ----------                               ----            ----
InCon Technologies ...................           $        0      $2,729,000

Bionutrics Health Products ...........              247,000         835,000

Nutrition Technology .................                    0         105,000

LipoGenics ...........................              109,000          21,000
                                                   --------      ----------

Total Consolidated Gross Revenues ....           $  356,000      $3,690,000
                                                 ==========      ==========

      In June 1999, InCon transferred substantially all of its assets to InCon Processing. Therefore, revenues for the 12 months ended October 31, 2000 are zero as compared to the same period in 1999. As a result of its investment in InCon Processing, we will be entitled to 50% of the future profits, it is anticipated that InCon Processing will retain the cash generated from operations for at least the next 12 months to expand and develop its business.

      Bionutrics Health Products revenues reflect the sales of its first product, evolvE(R), as well as revenues related to product development activities during fiscal year 2000. As of the 12 months ended October 31, 2000, evolvE(R) maintained distribution in over 10,000 stores including many leading drug and food chains throughout the United States. We also sell the product directly to the consumer via the Internet. Nonetheless, sales of evolvE(R) have been less than anticipated and declining because we were forced to cut back on budgeted advertising and promotions for the product due to delays in raising capital during this and prior periods. In addition, some accounts have returned the product due to low volume activity. We recognize that a substantial advertising program is necessary to achieve growth in the evolvE(R) product line, and that failure to show positive sales results will have a negative impact on obtaining and maintaining distribution store accounts. We are seeking a marketing partner to provide the resources needed to properly market and promote the evolvE(R) brand and other anticipated dietary supplements and functional food products. We are engaged in discussions with several potential marketing partners involving the present and future brand products.

      Nutrition Technology is substantially inactive. Gross revenues reflected in fiscal 1999 represent remaining byproducts sold out of inventory. In August of 1998, we entered into a contract with ACH which provided: (i) for the sale of certain rice bran oil and processing assets to ACH; (ii) for the development of rice bran oil and other derivative products whereby Bionutrics will receive a perpetual profit sharing interest; and (iii) for a supply agreement where ACH will provide rice bran-derived Clearesterol(TM) ingredient used in evolvE(R). All elements of the alliance with ACH were executed on or before October 31, 1998.

      LipoGenics revenues are attributable to a Phase I Small Business Innovation Research (SBIR) grant from the National Heart, Blood and Lung Institute. This grant was received during the 4th quarter of fiscal 1999 and was concluded during fiscal 2000. Revenues shown for both periods relate to this grant.

       Cost of revenues for the 12 months ended October 31, 2000, was $165,000 versus $2,335,000 for the same 12 months in 1999. This reduction is primarily due to the new 50/50 joint venture entered into with ACH, which substantially took over all of the business engaged in by InCon. Due to this transaction which occurred during fiscal 1999, cost of revenues decreased $2,170,000 for fiscal 2000 as compared to fiscal 1999.

      Operating expenses for the 12 months ended October 31, 2000 of $2,689,000 were $3,618,000 lower than that recognized for the same 12 months in 1999 of $6,307,000. This reduction is primarily due to the 50/50 joint venture entered into during the third quarter of 1999 with ACH as well as significantly reduced advertising, salaries and cost containment programs.

      Other income for the 12 months ended October 31, 2000 was $153,000 compared to the prior years' expense of $112,000. The current year includes certain non-recurring income items. Both years reflect a write down of the investment in InCon Processing.

      Net loss decreased to $2,567,000, or $.12 per share for the 12 months ended October 31, 2000 from $5,623,000, or $.27 per share for the 12 months ended October 31, 1999 due primarily to lower cost of revenues and operating expenses as outlined above.

YEAR ENDED OCTOBER 31, 1999, COMPARED TO YEAR ENDED OCTOBER 31, 1998

      Consolidated gross revenues for the 12 months ended October 31, 1999 were $3,690,000 versus $6,654,000 for the same 12 months in 1998, summarized by subsidiary as follows (intercompany sales excluded):

                                                  For the 12 Months Ended
                                                  -----------------------
           Subsidiary                               1999           1998
           ----------                               ----           ----
InCon Technologies ...................           $2,729,000     $4,104,000

Bionutrics Health Products ...........              835,000      2,190,000

Nutrition Technology .................              105,000        360,000

LipoGenics ...........................               21,000              0
                                                 ----------     ----------

Total Consolidated Gross Revenues ....           $3,690,000     $6,654,000
                                                 ==========     ==========

      InCon Technologies' gross revenues are primarily attributed to molecular distillation toll processing of materials from a variety of customers. In June 1999, InCon transferred substantially all of its assets to InCon Processing. InCon Processing took over substantially all of the business currently engaged in by InCon related to toll processing, molecular separation, and the design and sale of molecular separation facilities. As a result of its investment in InCon Processing, we will be entitled to 50% of the future profits. However, it is anticipated that InCon Processing will retain the cash generated from operations for at least the next 12 months to expand and develop its business. Therefore, revenues for the 12 months ended 1999 are substantially reduced compared to the same period 1998.

      Bionutrics Health Products revenues reflect the sales of its first product, evolvE(R). As of the 12 months ended October 31, 1999, evolvE(R), offered in three packages, was distributed by over 25,000 stores including many leading drug and food chains throughout the United States. Nonetheless, sales of evolvE(R) have been less than anticipated and declining because the Company was forced to cut back on budgeted advertising and promotions for the product due to delays in raising capital during this and prior periods. In addition, some accounts have returned the product due to low volume activity. We recognize that a substantial advertising program is necessary to achieve growth in the evolvE(R) product line, and that failure to show positive sales results will have a negative impact on obtaining and maintaining distribution store accounts. We are seeking a marketing partner to provide the resources needed to properly market and promote the evolvE(R) brand and other anticipated dietary supplements and functional food products. We are engaged in discussions with several potential marketing partners involving the present and future brand products.

      Nutrition Technology is substantially inactive. Gross revenues reflected in both periods represent remaining byproducts sold out of inventory. In August of 1998, we entered into a contract with ACH which provided: (i) for the sale of certain rice bran oil and processing assets to ACH; (ii) for the development of rice bran oil and other derivative products whereby Bionutrics will receive a perpetual profit sharing interest; and (iii) for a supply agreement where ACH will provide rice bran-derived Clearesterol(TM) ingredient used in evolvE(R). All elements of the alliance with ACH were executed on or before October 31, 1998.

      LipoGenics revenues are attributable to a Phase I Small Business Innovation Research (SBIR) grant from the National Heart, Blood and Lung Institute. As this is the first such grant received by LipoGenics, there are no revenues shown for the same 12 months of the prior years.


      Cost of revenues for the 12 months ended October 31, 1999, was $2,335,000 versus $7,259,000 for the same 12 months in 1998. This reduction is due to lower sales volume, reduced manufacturing costs from discontinuance of operations at the West Monroe, Louisiana production facility, as well as the new 50/50 joint venture entered into with ACH, which substantially took over all of the business engaged in by InCon. Due to the aforementioned events, the reduction in production costs resulted in our first year of positive gross margin for the 12 months ended October 31, 1999.

      Operating expenses for the 12 months ended October 31, 1999 of $6,307,000 were $4,454,000 lower than that recognized for the same 12 months in 1998 of $10,761,000. This reduction is due to significantly reduced advertising and salaries, cost containment programs, as well as the 50/50 joint venture entered into during the third quarter of 1999 with ACH.

      Other expense for the 12 months ended October 31, 1999 was $112,000 compared to the prior years' income of $2,426,000. The prior years' income is essentially attributable to the gain recognized on the sale of processing assets to ACH from the West Monroe, Louisiana plant.

      Net loss decreased to $5,623,000, or $.27 per share for the 12 months ended October 31, 1999 from $9,242,000, or $.49 per share for the 12 months ended October 31, 1998 due primarily to lower cost of revenues and operating expenses as outlined above.

LIQUIDITY AND CAPITAL RESOURCES

      Net cash used in operating activities during the 12 month period ended October 31, 2000, was $1,857,000 as compared to $3,325,000 during the same period in 1999. This decrease is due primarily to lower cost of revenues and operating expenses.

      Net cash used in investing activities during the 12 months ended October 31, 2000, was $3,000 as compared to net cash provided of $2,583,000 during the same period in 1999. Of the net $2,583,000 provided in 1999, $3,000,000 pertained to the new 50/50 joint venture with ACH wherein InCon transferred substantially all of its assets to InCon Processing. The balance represents the investment in the new joint venture as well as capital expenditures.

      Net cash provided by financing activities totaled $1,891,000 for the 12-month period ended October 31, 2000, versus net cash used of $282,000 for the same period in 1999. The cash provided was from the sale of common stock and short term loans for both years. The cash provided during 2000 reflects $1,000,000 from the sale of common stock, $750,000 from a short-term loan from a director and $150,000 from a bridge loan from an unrelated third party. In October 2000, both of these loans totaling $900,000 were converted to equity. The cash provided during 1999 reflects $500,000 from the sale of common stock and $200,000 from a short-term loan from a director. The net cash used during 1999 reflects the complete repayment of notes payable to directors of $982,000.

      Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred cumulative operating losses of $34,914,137 through October 31, 2000, which have been funded through the issuance of stock and debt. The losses incurred to date, the uncertainty regarding the ability to raise additional capital and the our inability to generate gross profits and positive cash flows from operations may indicate that we will be unable to continue as a going concern for a reasonable period of time.

      The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet its obligations on a timely basis, maintaining adequate financing, and ultimately to attain successful operations.

      Since our current cash resources and expected cash flow from operations will not be sufficient to fund our operational needs for the next 12 months we continue to seek additional capital through private equity and bank lines of credit. There can be no assurance that such additional financing will be attainable, or attainable on terms acceptable to us. Our access to additional capital will depend substantially upon prevailing market conditions, and the financial condition of and prospects for us at the time. We are continuing our efforts to obtain additional funds and are also continuing our efforts to reposition ourselves as a product development company and, as such, is engaged in discussions with several potential marketing partners involving evolvE(R) and future branded products, including dietary supplements and functional food ingredients.

                                    BUSINESS

INTRODUCTION

         We are a biopharmaceutical company founded to discover, develop and apply novel biologically active compounds from natural sources. Our goal is to be a leader in the newly emerging field of functional nutrition: the marriage of drugs and food. The objective is to address health by providing food ingredients that can prevent and even cure diagnosed diseases. Our business model is to source biologically active compounds from food commodity processing by-product streams and develop these compounds as proprietary functional nutrition and/or ethical drug products. The disciplines and efforts comprising a discovery and development program for functional nutrition and ethical drugs are fundamentally the same. Products derived from our research program will be directed initially towards functional nutrition to generate early revenue and reduce the need for capital while we pursue the development and regulatory approval of drug candidates.

         Our building efforts of the previous decade have positioned us with proprietary technology, compounds, processing methods, and products having application to worldwide markets of potential significance. We have sources of raw material by-products streams available to us in large quantities and we have developed specific capabilities in engineering and processing technologies for the separation of these streams into both high-value biologically active products and bulk food ingredients. This technology provides us the potential advantage of access to proprietary active ingredients at relatively low cost. Initial products are tocotrienol concentrates derived from rice bran. We also have patent rights to a composition on niacin and dietary fiber that could apply to dietary supplements, medical foods or OTC products.

         Our operating strategy is to leverage our core competency of new product development by partnering the manufacturing and marketing. Our goal is to discover, define, and protect our products and technology and to partner manufacturing and marketing. We believe this strategy will allow us to exploit our strengths while recognizing our resource limitations, and at the same time access the unfolding global opportunity.

         Our three primary subsidiaries are LipoGenics, Inc., Bionutrics Health Products, Inc., and InCon Technologies Inc. LipoGenics serves as our product research arm with a focus on the discovery and development of active compounds for both drugs and functional nutrition. Health Products is our market research and product positioning company charged to deliver new functional nutrition products to marketing partners. InCon Technologies saw its operation merged into a new limited liability company, InCon Processing, LLC, in which InCon Technologies has a 50% ownership together with ACH, a subsidiary of ABF North America Corp. InCon Processing provides engineering and design for our compound recovery systems and ingredient processing. In addition, we have three inactive subsidiaries, Nutrition Technology Corporation, InCon International Ltd., and Cosmedics, Inc.

         We were incorporated in Nevada in 1990. All of our subsidiaries are organized in Delaware except Nutrition Technology Corporation, which is organized in Nevada, and InCon International Ltd., which is organized in the British Virgin Islands. We maintain our principal offices at 2425 East Camelback Road, Suite 650, Phoenix, Arizona 85016. Our telephone number is (602) 508-0112.

INDUSTRY OVERVIEW

Functional Nutrition

         We compete within the functional nutrition category. This category includes functional foods, medical foods, and dietary supplements, including vitamins, minerals, and supplements. Each of these sub-categories has a definition, legal and competitive, which distinguishes it from the others.

         Functional foods began with a National Cancer Institute initiative to find ways of supplementing foods to enhance their cancer fighting potential. The functional food category may be defined as conventional foods or foods for special dietary use that are regulated under the Nutritional Labeling and Education Act, or NLEA, that have enhanced health benefits. Such product may require FDA pre-approval of a health claim or of a food additive petition. From a marketing perspective, it may be difficult to distinguish between certain non-modified products such as vegetables and those that have been specially prepared to enhance health. However, the majority of new entries in this category are specially-fortified versions of conventional foods. The market for these products is purported to have surpassed $18 billion last year in the United States. Products that exemplify the category are ones such as stanol fortified margarines and salad dressings as well as certain fortified bars and meal replacements. As these products take hold in the mainstream, newer products such as enriched eggs and fully prepared and packaged foods continue to proliferate. The backbone for these products is the bioactive ingredients used to deliver on health or function claims. From soy protein, oat bran and psyllium as macro ingredients, to stanols, isoflavones and tocotrienols as micro ingredients, these bioactives are beginning to fuel growth and product development momentum in the food industry.

         The medical food category is unique in that it is separate from NLEA. These products are different from NLEA regulated foods for special dietary use in that they must meet certain requirements. Products that meet the strict statutory definition of medical foods, which include the requirement that such products be used under the direction and care of a physician, are a small segment of the group represented as such. However, many marketing companies are adding medical foods to their product lines. In using this special category, many new dietary ingredients may be conveniently delivered to consumers and more specific information may be provided on labels to help consumers identify products that may help their specific health concerns. The market for these products is being driven by consumers' increasing willingness to self-medicate. Examples of current medical foods are arginine enriched bars for heart health and specially formulated bars and other foods for diabetics.

         Dietary supplements are part of the health and natural food market in the United States. This market increased from an estimated $14.8 billion in sales in 1997 to $16.4 billion in 1998, a growth rate of 10%. The expansion of this market is largely the result of the rapidly growing portion of the population over 40 years old, who are concerned with aging and disease, combined with favorable consumer attitude shifts toward natural health care. Within the health and natural food market, dietary supplement sales were $10 billion in 1998. Recent estimates indicate that 54% of the U.S. population uses nutritional supplements at least occasionally in some form. By 2001, retail sales in this category alone are expected to exceed $12 billion annually. Nutritional awareness and market size are also growing in other parts of the world. We intend to access these global opportunities for product sales of both dietary supplements and functional foods, in each case through strategic partners.

         The growth of sales of dietary supplements has resulted largely from recent studies indicating a correlation between the regular consumption of selected vitamins and nutritional supplements and reduced incidences of conditions such as cancer, heart disease, and osteoporosis. Within the dietary supplement category, antioxidants remain the growth leader. One antioxidant, vitamin E, has shown particularly strong growth, resulting in estimated retail sales in excess of $700 million in mass-market sales alone in 1998. Dietary supplements, including both vitamins and nutritional supplements, are consumed specifically to enhance bodily structure or functions, such as thinking or athletic performance or cholesterol maintenance. Under current law a dietary supplement may not claim to prevent, treat, or cure a disease, which restricts the manner in which it may be marketed and the claims that can lawfully be made. See below under "Government Regulation."

         We developed our first functional nutrition ingredient, Clearesterol(TM), a patented all-natural complex for cardiovascular health extracted from rice bran oil. Clearesterol(TM) belongs to a recognized class of vitamin E compounds called tocotrienols. Clearesterol(TM) is the dietary ingredient in evolvE(R), our first dietary supplement. evolvE(R) was launched in 1997 in a national campaign targeting mass-market retail distribution. We succeeded in placing evolvE(R) in more than 40,000 retail outlets coast-to-coast. However, due to capital limitations, we determined the most promising way to leverage our new product development strength was to launch our future products through marketing partners as opposed to spending our resources on national marketing and advertising campaigns.

         Ethical Drugs

         We have technology with potential application to cardiovascular health, cancer, anti-inflammation, anti-oxidation and diabetes. These applications reflect proprietary claim positions for compositions that may have use in more than one disease indication. They also reflect technology that we have acquired the rights to during the past year. The market for successful and fully exploited ethical drug or medical device candidates can be measured in the hundreds of millions of dollars or more. There is significant risk in development and obtaining regulatory approval for any new candidate with no assurance of success. It is our intent to define the initial opportunity with our research for our most promising candidates and, if the results warrant, to partner the full development of the opportunity.

PRODUCT DEVELOPMENT

         We intend to develop proprietary compositions potentially as both ethical drugs and functional nutrition products. The functional nutrition products will be created and developed as novel medical food, functional food and dietary supplement formulations for use by specific target populations. These ingredients and formulations may include tocotrienols or other compounds that can be marketed with statements of nutritional support authorized by the NLEA and DSHEA legislation. See below under "Government Regulation." The intent of the ingredients development program will be to generate future proprietary products with a point-of-difference and wide marketability. Such products would reflect our business model of focusing on new ingredients that exploit our core competency.

         Cardiovascular

         Clearesterol(TM). Our first cardiovascular ingredient, Clearesterol(TM), is a tocotrienol vitamin E based composition. Vitamin E is the general term used for eight naturally-occurring, essential fat-soluble nutrients. The series is composed of four compounds (alpha-, beta-, gamma-, delta-tocopherol) with a tocopherol structure bearing a saturated phytyl C[16] side chain and four compounds (alpha-, beta-, gamma-, delta-tocotrienol) with a tocotrienol structure having an unsaturated phytyl C[16] side chain bearing three double bonds. All tocols, to varying degrees, are antioxidants. Tocotrienol vitamin E -- as opposed to the standard tocopherol vitamin E -- is a cornerstone of our proprietary technology and patent protection.

         Tocol antioxidants in blood appear to reduce damage to blood vessel wall cells caused by oxidizing or "free radical" agents. Research indicates that the Clearesterol(TM) constituents are a far more effective antioxidant than standard vitamin-E (alpha-tocopherol) and, unlike the antioxidants found in standard vitamin E or beta-carotene, the Clearesterol(TM) ingredient helps to reduce blood cholesterol levels. The significance of Clearesterol(TM) with respect to cardiovascular health has been demonstrated in clinical trials that show tocotrienols may promote normal cardiovascular health three ways by helping to lower cholesterol levels, providing cardiovascular antioxidant protection, and promoting normal circulation in some individuals. We are limited by the laws applicable to dietary supplements as to the claims which may currently be made for this ingredient. Additional claims would require FDA approval as a health claim or a drug. Clearesterol(TM) is an all-natural complex extracted from rice bran oil through a patented processing method. The proprietary process involves stabilization of the rice bran and selective extraction and concentration of the rice bran oil.

         Vitenol E(R). We have also produced a more concentrated form of rice bran-derived tocotrienols, Vitenol E(R), which we plan to use as an ingredient in our own novel formulations and to sell to other companies as a "value-added" vitamin E complex. We obtain this material from InCon Processing, which employs molecular distillation and other separation technologies.

         Niacin-Fiber. We have acquired the rights to patented technology for the use of a timed-released composition of niacin and dietary fiber, which has demonstrated in preliminary on-going research a 22-24% reduction in LDL-cholesterol, 13-18% increase in HDL-cholesterol, and a 21-29% drop in triglycerides following four weeks of treatment with 1.2 gms of niacin daily. This particular composition may have application as a medical food to diabetics and other populations with dyslipidemia.

         Cancer

         We received a broad patent this past year covering the use of tocotrienols to treat cancer. Third-party research published in peer-reviewed journals supports our position that tocotrienols may be effective in the treatment of certain cancer types. We are in the process of evaluating possible approaches for further research through the use of a multi cancer cell-line screening program with the National Cancer Institute. We have also discovered other compounds isolated from natural sources that appear to be effective against certain cancer cell-lines and intend to extend our current research on those compounds to determine their potential efficacy and commercial feasibility. Any such commercial application would be dependent on obtaining the prior approval of the FDA.

         Inflammation

         We have filed a patent application on compounds that treat inflammation. These compounds potentially have a wide use with autoimmune and autoimmune-like diseases and their possible prevention. We expect to continue research on these compounds and may develop products for both the functional nutrition and ethical drug markets based on the results of the trials.

         Oxidative Stress

         We have filed a patent application on a novel composition, which has unique anti-oxidative activity and may be used to reduce oxidative stress. We have also acquired technology that has application as a means of measuring oxidative stress in both blood and urine. The urine based assay can be employed as a self-administered take home kit for the determination of an individual's level of oxidative stress, potential contribution of a disease state to the oxidative stress, and the benefit derived by the administration of our potential proprietary antioxidant products.

         Diabetes

         Diabetes is a disease closely associated with obesity and age. We have certain rights to proprietary technology and are conducting research on compounds and formulations that may have application to obesity and the progression of diabetes. We may also file future patents on technology relating to obesity and diabetes.

MARKETING

         We intend to market our ingredients for functional nutrition worldwide via marketing agreements with strategic partners. Because of the high cost of product entry today, the companies with the commitment and capacity to provide consumer advertising and support with the retail trade will be best positioned for success. We have stated our intent to market our products through partnerships with such companies. This design is intended to allow us to invest our resources in product development and rely on our partners to address the advertising, public relations, and other promotional costs for their respective markets.

         We have several pharmaceutical and food companies that have expressed interest in technology presently being developed. Depending on the timing and outcome of this development work we may further explore marketing opportunities with these firms. The areas of interest include cardiovascular health where we have our historical investment, and cancer, cellular oxidation, inflammation, and diabetes. Market channels include mass-market retail, multi-level marketing, and the Internet.

         As part of our strategy to partner marketing and manufacturing, the evolvE(R) brand is not being supported with consumer advertising or product promotion funds. However, the product does still have a presence in the mass market, primarily retail drug stores. We are also serving consumers through our Internet address and 800-phone line. We are planning to consider distributors for evolvE(R) outside the United States.

MANUFACTURING

         Our operating strategy is to leverage our core competency of new product development by partnering manufacturing and marketing. In particular, we desire to expand our manufacturing base and take advantage of value-added commodity by-product processing technology without operational responsibility or capital risk. To accomplish this, we are looking to form partnerships with global food manufacturing firms who will assume the logistic, transportation, distribution, regulatory, environmental, labor, administration and other operational elements associated with processing by-product streams necessary to manufacture our products.

         ABF Alliance

         In 1998, we and ABF North America Corp., the U.S. subsidiary of Associated British Foods Plc, a company headquartered in London, England, entered into an alliance for the manufacturing of certain rice bran based food and other functional nutrition products. The intent of the alliance was for ABF to partner in the manufacturing of our products, when feasible, and in the process to unburden us of related operational and capital issues.

         As part of the 1998 transaction, ACH, a subsidiary of ABF, acquired for $2 million our rice bran-processing technology for use in North America. The technology acquisition was part of a contemporaneous $4 million stock investment in our company and a subsequent purchase for approximately $2.5 million of certain oil processing assets from the plant owned by our subsidiary, Nutrition Technology Corp., in West Monroe, Louisiana, which plant was closed on October 1, 1998. As part of the divestiture, we retained the right to participate in rice bran processing profits by ACH without operational responsibility or capital risk.

         InCon Processing

         In June of 1999 we further reduced our manufacturing exposure by merging our molecular separation operation, InCon Technologies, with ACH to create a new joint venture company, InCon Processing, LLC, a limited liability company. InCon Technologies transferred substantially all of its assets to the newly formed LLC for which it received a payment of $3,000,000 and a 50% interest in the new company. As part of this transaction, we restructured a profit sharing provision of the 1998 transaction relating to the calculation of profit and minimums. In the future, we will receive 15% of all earnings before interest and taxes, or EBIT, derived by ACH from the sale of rice bran derivative products (verses a graduated percentage of EBITDA, or earnings before interest, taxes, depreciation and amortization) without an offset against a floor or minimum earnings deduction (verses a graduated minimum earnings deduction prior to a percentage participation calculation). In October 2000, we agreed to issue 300,000 shares of our common stock to ACH as consideration for the release of certain contingent obligations under the Master Formation Agreement and Members Agreement related to the formation of this venture.

         The formation of this venture will allow us to more ably avail our company of the research and development capacity of InCon Technologies for specialty processing without being encumbered by capital requirements of the operation or for new facilities. As new functional nutrition products are developed within our company, and InCon Processing designs and engineers systems necessary for their processing, we will look initially to ACH for manufacturing. ACH will provide the manufacturing of these products where feasible and when such manufacturing is taken on by ACH, capital expenditures and operational responsibilities will also be theirs. It is our view that the InCon Processing venture with ACH, in a practical sense, enhances our manufacturing base, broadens the valued partnership between our company and ABF, and gives us greater strength to deal with our future marketing partners.

         A critical aspect of our core competency is the ability to engineer and design equipment necessary to convert raw material sources into value-added active compounds and nutritional products. This is important because the nature of active compounds renders them difficult to process, isolate, and recover. Producers of raw material by-product streams generally do not have this requisite equipment. We believe our compound discovery, clinical research and product market capabilities in combination with InCon Processing's technology and ACH's manufacturing abilities give us competitive and operational advantages.

         InCon Processing operates a specialized development and chemical manufacturing facility located in Batavia, Illinois, approximately 45 miles due west of Chicago. The 30,000 square foot facility contains uniquely fabricated molecular distillation and other molecular separation equipment. InCon Processing has developed significant skill in applying molecular distillation technology to engineering and designing molecular separation equipment. Other methods of separation including dry fractionation, chromatographic isolation, solvent extraction, membrane separation, and enzymatic fermentation are potentially employed in its designed systems.

         InCon Processing provides toll molecular separation services for Eastman Chemical and other independent companies requiring chemical separation services for the manufacturing of their products. InCon Processing markets its engineering and design skills independently of our raw material sourcing and sells equipment to unrelated third parties as part of oil processing plant design and construction oversight.

         InCon Processing faces competition for its services from a number of companies as well as from expanding in-house capabilities of several of its customers and potential customers. However, we believe that InCon Processing's management enjoys an excellent reputation in the field, has long-standing relationships with its customers and, particularly with the advantage of its state-of-the-art equipment, is well-positioned to retain and expand its customer base.

PATENTS AND TRADEMARKS

         As of December 2000, we have seven issued U.S. patents and eleven pending U.S. patent applications (with numerous foreign counterparts) covering novel tocotrienols and tocotrienol-like compounds, methods for their use, compositions containing those compounds and production processes in the area of tocotrienols. Four of the pending U.S. patent applications have recently been allowed, with patent grants anticipated in early 2001. Furthermore, we have acquired one U.S. patent with four corresponding foreign patent applications claiming methods for promoting weight and fat loss. In addition, we have secured exclusive licenses under eleven additional U.S. patents and two additional pending U.S. patent applications relating to other therapeutic and diagnostic areas of commercial interest to us.

         Our first U.S. patent, obtained through our R&D subsidiary LipoGenics (U.S. patent 5,591,772) was issued in January 1997. This patent, through composition of matter claims, secures protection for several novel vitamin-E like compounds discovered by us and through method and process claims, protects methods for using and processes for producing those compounds. The patent may also serve to protect the Clearesterol(TM) ingredient contained in our evolvE(R) brand dietary supplement. A second U.S. patent was issued in October 1998 (U.S. patent 5,821,264) with claims that parallel those of the January 1997 patent but refer to a broader and more generic class of compounds.

         We have also been successful in obtaining patent protection for our unique tocotrienol processing technology. In June 1999, we received another U.S. patent directed to specific tocotrienol/tocopherol production processes (U.S. patent 5,908,940). In March 2000, we were informed by the United States Patent and Trademark Office that it had allowed our U.S. patent application for tocotrienol-rich fractions produced using our proprietary tocotrienol/tocopherol production process. We expect this U.S. patent to issue during the first quarter of 2001.

         We continue to enhance our estate of patents covering the use tocotrienols to treat and prevent a wide range of disorders and conditions. In July 1999, a broad U.S. patent was issued to us for methods to treat and prevent cancer using tocotrienols (U.S. patent 5,919,818). This patent contains method claims directed to the known, naturally occurring tocotrienols (such as alpha-tocotrienol and gamma-tocotrienol), as well as our novel proprietary tocotrienols and other vitamin-E like compounds. In March 2000, the U.S. Patent and Trademark Office allowed two of our patent applications that claim the use of tocotrienols to address inflammation and bone diseases, respectively. These patents are expected to issue in early 2001. Additional U.S. and foreign patent applications that focus on other diseases and conditions are pending.

         We continue to protect our trademarks by seeking registration in the U.S. and abroad. We obtained U.S. trademark protection for the evolvE(R) brand name and associated logo in fiscal year 1997 and have obtained additional registrations in certain foreign countries. In January 1999, we obtained registration of the mark P[25] for one of our proprietary tocotrienols. In September and October 1999, we were granted registration of the marks Vitenol and Vitenol E. In November 1999 and March 2000, we obtained registration of two separate marks for Clearesterol and the related logo. U.S. and foreign trademark applications are currently pending for other marks we use or intend to use on our products.

         We have also continued our activities directed towards acquiring additional patents and other intellectual property to augment our holdings. In late 1995, we acquired a U.S. patent from the Wisconsin Alumni Research Foundation (U.S. patent 4,603,142) covering the use of alpha-tocotrienol for lowering cholesterol. This patent serves to protect our dietary supplement, evolvE(R), which contains a significant amount of gamma-tocotrienol. In 1997, we acquired a U.S. patent from Dr. Tung-Ching Lee (U.S. patent 5,047,254) covering a process for recovering edible oil from rice bran. This patent has since been assigned to ABF/AC HUMKO as part of a strategic alliance formed in August 1998. In 1999, we licensed the exclusive rights to certain proprietary technology owned by Eric Kuhrts, Lipoprotein Diagnostics, Inc., and Hauser-Kuhrts, Inc., located in California. This technology relates to three main areas:

-        sustained release arginine formulations and therapeutic applications,

-        niacin/fiber compositions having cardiovascular applications and

- oxidative stress diagnostic test kits to measure the positive effects of dietary antioxidants, as well as the negative impact of environmental factors (such as smoking) and disease states.

       In February 2000, we acquired the rights to certain patents and patent applications owned by John Gustin and Mark F. McCarty claiming methods for promoting weight and fat loss. We intend to pursue commercializing these technologies independently, as well as possibly integrating them with our existing proprietary technology. Negotiations are ongoing for acquisition of rights in several additional patents relating to technology of interest to us.


COMPETITION

         The market for functional nutrition is presently developing, with many companies just beginning to determine how and if they will compete in this new segment. Candidate companies for mass-market retail competition include virtually all firms currently engaged in retail mass-market consumer marketing of food and OTC products. While these same companies are potential customer targets for our company, they also are potential competitors because of their own product development programs or programs they sponsor. Notably, these companies include

         -        American Home Products,

         -        Bayer,

         -        Warner-Lambert,

         -        Pharmaton Boehringer Ingleheim,

         -        Bristol-Myers & Squibb,

         -        Novartis,

         -        Smith Kline Beecham

with OTC and dietary supplements, and

         -        Kraft,

         -        Nabisco,

         -        Nestle,

         -        Danone,

         -        Kellogg,

         -        General Mills,

         -        Proctor & Gamble and

         -        Hunt-Wesson/ConAgra

with food.


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
Ingredient manufacturing companies such as

         -        BASF,

         -        ADM,

         -        Hoffmann LaRoche,

         -        Heckle,

         -        Cargill, and

         -        Eastman Chemical

are all involved in both food and pharmaceutical/pharmaceutical intermediate processing and sales, and have begun to promote products with functional food applications. These companies represent some of the largest companies in the world and most formidable competition for any firm considering entering the functional nutrition business, including our company. These firms, to one degree or another, represent potential strategic partners for firms entering the field, depending upon the significance and value of the technology they bring.

         Because the ethical drug and functional food markets are highly competitive and require extensive resources to develop new products, we intend to pursue strategic partnerships for this purpose. No arrangements have yet been entered into and we can provide no assurance that partners can be found or that terms acceptable to us can be negotiated. We do not have any products that have been submitted for regulatory approval. Our research in the near term is expected to focus on compounds and devices in the preclinical stage of development.

GOVERNMENT REGULATION

         Dietary Supplements

         The Federal Food and Drug Administration is the most active regulatory authority exercising jurisdiction over vitamins, minerals, and other dietary supplements. It regulates our products under the Food, Drug and Cosmetic Act, or FDCA, and regulations promulgated by the FDA to implement this statute. In 1976, the FDA's ability to regulate the composition of dietary supplements was restricted in several material respects by the Proxmire Amendment to the FDCA. Under this amendment, the FDA is precluded from establishing maximum limits on the potency of vitamins, minerals, and other dietary supplements, from limiting the combination or number of any vitamins, minerals, or other food ingredients in dietary supplements, and from classifying a vitamin, mineral, or combination of vitamins and minerals as a drug solely because of its potency. However, the Proxmire Amendment did not affect the FDA's authority to determine that a vitamin, mineral, or other dietary supplement is a new drug on the basis of disease or drug claims made in the product's labeling. Such a determination would require deletion of such claims, or the submission and the FDA's approval of a new drug application, which entails costly and time-consuming clinical studies over successive phases.

         In 1990, the FDA's authority over dietary supplement labeling was expanded in several respects by the Nutrition Labeling and Education Act, or NLEA. This statute amended the FDCA by establishing a requirement for the nutrition labeling of most foods, including dietary supplements. In addition, the NLEA prohibits the use of any health claim, as opposed to a statement of nutritional support, in dietary supplement labeling unless the claim is supported by significant scientific agreement and is pre-approved by the FDA. Interested companies may petition the FDA for the approval of health claims. To date, the FDA has approved health claims for dietary supplements seldomly, including in connection with the use of calcium for prevention of osteoporosis and the use of folic acid for prevention of neural tube defects, and applications therefor have been few. NLEA also allows nutrient content claims characterizing the level of a particular nutrient in a dietary supplement (e.g., "high in," "low in," "source of") if they are in compliance with definitions issued by the FDA. Significantly, NLEA precludes any state from mandating nutritional labeling, nutrient content claims, or health claim requirements that differ from those established under NLEA, thereby eliminating the risk that our products might be subject to inconsistent labeling requirements.

         In October 1994, the FDCA was amended by enactment of the Dietary Supplement and Health Education Act, or DSHEA, which introduced a new statutory framework governing the composition and labeling of dietary supplements. In our judgment, DSHEA is in some parts favorable to the dietary supplement industry while imposing additional burdens in other parts. With respect to composition, DSHEA creates a new class of "dietary supplements," dietary ingredients consisting of vitamins, minerals, herbs, amino acids, and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients.

         As for labeling, DSHEA permits "statements of nutritional support", also known as structure/function claims, for dietary supplements without FDA pre-approval. Such statements may describe how particular dietary ingredients affect the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not state that a dietary supplement will diagnose, mitigate, treat, cure, or prevent a disease. Nor can a claim be made that would be interpreted as a health claim under NLEA, that is, generally a claim that the dietary supplement will lower the risk of a disease or correct an existing health condition. A company making a statement of nutritional support must possess adequate substantiating scientific evidence for the statement, disclose on the label that the FDA has not reviewed the statement and that the product is not intended to mitigate, treat, cure or prevent disease, and notify the FDA of the statement within 30 days after its initial use. We can provide no assurance that the FDA will, if it makes a demand therefor, accept substantiating scientific evidence we possess as adequate support for our product structure/function claims. We can provide no assurance that the FDA will not determine that a given statement of nutritional support we decide to make is a disease claim rather than an acceptable nutritional support statement relating to body function or structure. Such a determination would require

         -        deletion of the disease claim,

         - if it is to be used at all, submission by us and the approval by the FDA of a new drug application, which would entail costly and time-consuming clinical studies,

         - revision from a disease claim to a health claim, which would, as noted above, require demonstration of significant scientific agreement and prior FDA approval, or

         -        revision to a structure/function claim.

We can provide no assurance that the FDA will accept as adequate for a health claim such substantiation as we have amassed for nutritional support (structure/function) claims and thus, if the health claim is to be used at all, we may be required to document or await significant scientific agreement on the claim's basis.

         DSHEA allows dissemination of "third party literature," such as reprints of scientific articles that link particular dietary ingredients with health benefits. Third party literature may be used in connection with the sale of dietary supplements to consumers under certain conditions. Such a publication may be so distributed if it is not false or misleading, if no particular manufacturer or brand of dietary supplement is mentioned, if the publication is presented in such manner so as to offer a balanced view of available scientific information on the subject matter, if it is physically separated from products when used in a retail establishment, and if it does not have any other information appended to it. There can no assurance, however, that all pieces of third party literature that may be disseminated in connection with our products will be determined by the FDA to satisfy each of these requirements, and any such failure to comply could subject the product involved to regulation as a new drug.

         On December 24, 1996, we filed our notification letter for the evolvE(R) dietary supplement with the FDA with respect to the product's statements of nutritional support. Although DSHEA only requires companies to notify the FDA, the agency has adopted an unofficial policy of responding with a letter, which has become known as a "courtesy letter," when it believes that there may be a question with respect to any statement of nutritional support. On January 29, 1997, the FDA responded with a courtesy letter raising questions concerning one of our statements of nutritional support. In our March 10, 1998, notification to the FDA, we announced labeling changes -- to add a statement on the importance to cholesterol-lowering of a low-fat diet and exercise -- in deference to the FDA's courtesy letter, and although no further courtesy letter. Our chief structure/function claims for evolvE(R) are that it works to help lower cholesterol when taken as part of an overall program including a low-fat, low-cholesterol diet and exercise, acts as a powerful antioxidant, and promotes normal circulation.

         On April 29, 1998, the FDA proposed regulations to limit statements that may be placed on product labels and labeling concerning the effect that a dietary supplement has on the structure or function of the human body. FDA sought to prohibit as disease claims requiring agency pre-approval all cholesterol lowering statements such as those that currently appear on the evolvE(R) label and in labeling. Like numerous other affected parties and organizations, we wrote to oppose such FDA rules. On January 6, 2000, the FDA issued its final regulation concerning structure and function claims for dietary supplements. In the preamble to the regulation, FDA states, with regard to cholesterol claims for dietary supplements, that the agency has concluded that an appropriate structure/function claim for maintaining cholesterol would be, "helps to maintain cholesterol levels that are already within the normal range." The agency also stated its position that a "lowers cholesterol" claim, however qualified, is an implied disease claim.

         As such, we must revise our claim for evolvE(R) product to comply with the new regulation prior to the effective compliance date for a company our size which is July 7, 2001, or face FDA regulatory enforcement action.

         In September 1997, the FDA published final regulations to implement certain DSHEA labeling provisions, which became effective in March 1999. These regulations necessitate material changes in the labeling of all dietary supplement products, including products we sell. DSHEA also requires that dietary supplements be prepared, packed and held under conditions that meet the good manufacturing practice, or GMP, regulations to be promulgated but not yet proposed by the FDA with respect to dietary supplements. Therefore, we can provide no assurance that our manufacturing partner ABF's production facilities will meet all GMP regulations when issued by the FDA with respect to dietary supplements, and we may be required to expend resources to take appropriate action to ensure compliance with such regulations.

         The FTC, which exercises jurisdiction over the advertising of dietary supplements, has in the past several years instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. These enforcement actions have resulted in consent decrees, agency cease and desist orders, injunctions, and the payment of fines by the companies involved. In addition, the FTC has increased its scrutiny of infomercials and Internet websites. We can provide no assurance that the FTC will not question our advertising in the future. The FTC has been very active in enforcing its requirements that companies possess adequate substantiation in their files for claims in product advertising.

         We intend to market certain products pursuant to contracts with customers who will distribute the products under their own or other trademarks. In addition to Bionutrics' responsibilities, those customers are subject to the governmental regulations discussed in this section in connection with their marketing, distribution, and sale of such products, and we will be subject to those regulations in connection with the manufacture of those products. However, our manufacturing contractors are independent companies, and their labeling, marketing, and distribution of such products are beyond our control except by contract. Failure of these customers to comply with applicable laws or regulations could have a material adverse effect on our business. Governmental regulations in foreign countries where we or a strategic partner may determine to sell products may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations generally will be the responsibility of our customers in those countries. Those customers are expected to be independent companies over which we will have no control except by contract.

         The FDA has broad authority to enforce the provisions of the laws and regulations applicable to dietary supplements, including the power to seize adulterated or misbranded products or unapproved new drugs, to request their recall from the market, to enjoin their further manufacture or sale, to publicize information about a hazardous product, to issue warning letters, and to institute criminal proceedings. We may be subject to additional laws or regulations administered by the FDA, the FTC, or other regulatory authorities, such as the individual state attorneys general who have authority under individual state consumer protection acts to impose injunctions and fines within their states. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, may have on our business. They could require

         -        the reformulation of certain products to meet new standards,

         - the recall or discontinuance of certain products not able to be reformulated,

         -        imposition of additional record keeping requirements,

         -        expanded documentation of the properties of certain products,

         -        expanded or different labeling, and

         -        additional scientific substantiation.

         Any of or all these requirements could have a material adverse effect on our results of operations and financial condition.

         Food Additive/New Dietary Ingredient

         If we decide to market any new ingredient for use in conventional foods or for a technical effect, such as a colorant, preservative, etc., in dietary supplements, the ingredient may be subject to the FDA food additive provisions. Such an ingredient must be shown to be generally recognized, among experts qualified by scientific training and experience to evaluate its safety, as having been adequately shown through scientific procedures to be safe under the conditions of its intended use. This is known as generally recognized as safe, or "GRAS," status and can be accomplished by submitting what is known as a GRAS affirmation to the FDA.

         In the alternative, if the ingredient is not generally known among scientists as set forth above, we may submit a food additive petition to the FDA setting forth how the ingredient is to be used and all scientific data that establishes safety for such use. This can include costly and time consuming clinical studies over successive phases.

         The FDA can accept or reject our GRAS affirmation or food additive petition. We can provide no assurance that the FDA will accept as adequate the scientific data presented with either the GRAS affirmation or as part of the food additive petition. We can seek judicial review if we disagree with the FDA determination.

         For a dietary ingredient in dietary supplements, under DSHEA, a "new dietary ingredient" is a dietary ingredient that was not marketed in the United States before October 15, 1994 and does not include any dietary ingredient marketed in the United States before that date. DSHEA requires notification to be submitted to the FDA at least 75 days before a company introduces or delivers for introduction into interstate commerce a dietary supplement that contains a new dietary ingredient that has not been present in the food supply as an article used for food in a form in which the food has not been chemically altered. Information that provides the basis for concluding the ingredient is safe is also required by the statute to be included in the notification.

         The FDA may not disclose the existence of, or the information contained in, the new dietary ingredient notification for 90 days after the filing date of the notification. After the 90th day, all information that is not trade secret or otherwise confidential commercial information will be placed on public display.

         Failure of the FDA to respond does not constitute a finding that the new dietary ingredient, or the dietary supplement containing the new dietary ingredient, is safe or is not adulterated. The FDA has stated that the process is intended to identify those new dietary ingredients that present a concern. With respect to dietary supplements that contain a new dietary ingredient, if the FDA determines that there is inadequate information to provide reasonable assurance that such new dietary ingredient does not present a significant or unreasonable risk of harm, the FDA could initiate civil or criminal proceedings.

         With respect to our mission to promote newly discovered active compounds for functional nutrition as ingredients in dietary supplements and functional foods, we or our strategic partners will be subject to the regulatory schemes described above.

         Drugs

         Products that are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans are subject to extensive governmental regulation. All such products must undergo extensive characterization, and are subject to regulation for quality assurance, toxicology, and safety. Products containing such agents must undergo thorough preclinical and clinical evaluations of performance as to safety and efficacy under approved protocols.

         We intend to pursue regulatory approval for the pharmaceutical and related uses of drug products. Such pharmaceutical products will be subject to the regulatory approval processes for new drugs. To take a pharmaceutical product from the discovery stage through research and preclinical development to the point where we and our partners can make the necessary filings to the FDA and governmental agencies outside the U.S. to conduct human clinical trials may take several years. Regulatory requirements for human clinical trials are substantial, depend upon a variety of factors, vary by country, and will further add to the time necessary to determine whether a product candidate can be approved for human use. We do not have any pharmaceutical products that have commenced this trial process. We can provide no assurance that we will be able to demonstrate that our proposed drug products are safe and will be efficacious under these regulatory procedures.

EMPLOYEES

         We currently employ 9 people, after the transition of the InCon Technologies employees to InCon Processing. Of the current employees, two are involved in marketing and sales at Bionutrics Health Products, five in corporate and general administration, and two in research and development at LipoGenics.

                              SELLING STOCKHOLDERS

         The following table sets forth (i) the name of each of the selling stockholders, and (ii) the number of shares of our common stock beneficially owned by each selling stockholder that may be offered for the account of such selling stockholder under this prospectus. Each of the selling stockholders is assumed to be selling all of the shares of common stock registered for sale and will own no shares of common stock after the offering. The selling stockholders may sell all or none of the securities being registered.

         We have obtained this information from the selling stockholders, but have not independently verified it. The term "selling stockholders" includes the persons listed below and their respective transferees, pledgees, donees, or other successors.

                                    SHARES BENEFICIALLY            SHARES BEING
                                      OWNED PRIOR TO                REGISTERED
   NAME AND ADDRESS OF                  OFFERING(1)                  FOR SALE
                                   ---------------------           ------------
    BENEFICIAL OWNER               NUMBER        PERCENT
-----------------------            ------        -------           ------------
AMRO International, S.A            560,000        2.6%                560,000

----------
(1) Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him or her, subject to applicable community property law. The numbers and percentages shown include the shares of common stock actually owned as of December 26, 2000 as well as shares of common stock issuable to the identified person pursuant to stock options or warrants that may be exercised within 60 days after December 26, 2000.

                              PLAN OF DISTRIBUTION

         This prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who were granted shares of common stock pursuant to private placements or pursuant to the exercise of warrants or their transferees, pledgees, donees, legatees, heirs, or legal representatives who wish to offer and sell such shares (such persons are referred to in this prospectus as the "Selling Stockholder" or "Selling Stockholders") in transactions in which they and any person acting on their behalf through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act. We have granted registration rights to the Selling Stockholders. The registration statement of which this prospectus forms a part is intended to satisfy these registration rights. We will receive none of the proceeds from any such sales. We will pay substantially all of the expenses incident to this offering of the shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers, or agents.

         There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares described in this prospectus. Upon our company being notified by a Selling Stockholder that any material arrangements have been entered into for the sale of shares, to the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth the names of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed. In addition, any shares which qualify for sale pursuant to Section 4 of, or Rules 144 or 144A under, the Securities Act may be sold under such provisions rather than pursuant to this prospectus.

         Selling Stockholders may sell the shares being offered by this prospectus from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq SmallCap Market at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices, or in transactions directly to one or more purchasers, including pledgees in privately negotiated transactions (including sales pursuant to pledges). Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act either as agent or as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the Nasdaq SmallCap Market, which commissions may be at negotiated rates where permissible under such rules.

         Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders. In addition or alternatively, shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings or secondary distributions pursuant to and in compliance with the governing rules of the Nasdaq SmallCap Market, and in connection therewith commissions in excess of the customary commissions prescribed by the rules of the Nasdaq SmallCap Market may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the Nasdaq SmallCap Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

         Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Stockholders. All of the foregoing may affect the marketability of the shares.

         If the shares are sold in an underwritten offering, the underwriting and selling group members (if any) may engage in passive market making transactions in our common stock on the Nasdaq SmallCap Market immediately prior to the commencement of the offering in accordance with Regulation M. Passive market making presently consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the common stock during the period of the two full consecutive calendar months prior to the determination of the offering price in connection with a sale pursuant to this prospectus and must be discontinued when such limit is reached. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                  We may agree to indemnify each Selling Stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed on for us by Greenberg Traurig, LLP, Phoenix, Arizona.

                                     EXPERTS

         The financial statements as of October 31, 1999 and 2000, and for each of the three years in the period ended October 31, 2000, included in this Prospectus, and the financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended October 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which contain an unqualified opinion that includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern) appearing herein and elsewhere in the Registration Statement and incorporated herein by reference, and have been so included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed with the SEC, each such statement being qualified in all respects by such reference.

         We file reports, proxy statements, and other information with the SEC. A copy of any materials that we file with the SEC may be inspected by anyone without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement is also available through the SEC's Web site at the following address: http://www.sec.gov.

                     BIONUTRICS, INC. AND
                     SUBSIDIARIES
                     INDEPENDENT AUDITORS' REPORT

                     CONSOLIDATED FINANCIAL STATEMENTS
                     As of October 31, 2000 and 1999,
                     and for Each of the Three Years in the
                     Period Ended October 31, 2000

INDEPENDENT AUDITORS' REPORT


Board of Directors
Bionutrics, Inc.
Phoenix, Arizona

We have audited the consolidated balance sheets of Bionutrics, Inc. and subsidiaries (the "Company") as of October 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at October 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's operating losses since inception, the uncertainty regarding the Company's ability to raise additional capital and the Company's inability to generate income and positive cash flow from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note
1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




DELOITTE & TOUCHE LLP
Phoenix, Arizona

December 8, 2000

CONSOLIDATED BALANCE SHEETS
OCTOBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

ASSETS                                                                                2000            1999
CURRENT ASSETS:
  Cash and cash equivalents                                                       $    711,563    $    680,190
  Trade receivables - net of allowance for bad debts of $48,239
    and $48,925, respectively                                                           16,845       1,364,823
  Inventory (Note 3)                                                                   100,401         259,489
  Prepaids and other current assets                                                     62,383          99,942
                                                                                  ------------    ------------
     Total current assets                                                              891,192       2,404,444
                                                                                  ------------    ------------
PROPERTY - Net of accumulated depreciation of $342,573
  and $264,354, respectively (Notes 4 and 9)                                            15,474          90,659
                                                                                  ------------    ------------
LONG-TERM RECEIVABLE (Note 5)                                                          263,071
                                                                                  ------------    ------------
OTHER ASSETS:
  Patents - net of accumulated amortization of $177,328
   and $149,664, respectively                                                          392,137         419,801
  Investment in InCon Processing, L.L.C. (Note 11)                                   2,544,494       2,271,127
                                                                                  ------------    ------------
     Total other assets                                                              2,936,631       2,690,928
                                                                                  ------------    ------------
TOTAL                                                                             $  4,106,368    $  5,186,031
                                                                                  ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                                $    664,375    $    533,013
  Accrued liabilities                                                                  590,779       1,175,275
  Current portion of notes payable and capital leases (Notes 6 and 9)                    2,278         331,529
                                                                                  ------------    ------------
 Total current liabilities                                                           1,257,432       2,039,817
NOTES PAYABLE AND CAPITAL LEASES - Net of
  current portion (Notes 6 and 9)                                                                        2,278
                                                                                  ------------    ------------
     Total liabilities                                                               1,257,432       2,042,095
                                                                                  ------------    ------------
COMMITMENTS AND CONTINGENCIES (Notes 1, 6 and 9)
STOCKHOLDERS' EQUITY (Note 7):
  Common stock, $.001 par value - authorized, 45,000,000 shares;
    21,471,252 and 20,812,774 issued and outstanding, respectively                      21,468          20,809
  Preferred stock, $.001 par value - authorized, 5,000,000 shares;
    no issued and outstanding shares
  Additional paid-in capital                                                        37,545,322      32,216,750
  Receivable collectible in cash or common stock                                      (677,117)
  Warrants                                                                             874,603       3,254,986
  Accumulated deficit                                                              (34,914,137)    (32,347,406)
  Common stock in treasury, at cost                                                     (1,203)         (1,203)
                                                                                  ------------    ------------
     Total stockholders' equity                                                      2,848,936       3,143,936
                                                                                  ------------    ------------
TOTAL                                                                             $  4,106,368    $  5,186,031
                                                                                  ============    ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED OCTOBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

                                                           2000            1999            1998
REVENUES (Note 1):
  Revenue from services                               $    209,098    $  2,516,554    $  3,999,408
  Revenue from product sales                               146,526       1,173,193       2,654,496
                                                      ------------    ------------    ------------
     Total gross revenues                                  355,624       3,689,747       6,653,904
DISCOUNTS AND ALLOWANCES                                   221,545         558,262         302,626
                                                      ------------    ------------    ------------
     Net revenues                                          134,079       3,131,485       6,351,278
COST OF REVENUES                                           165,042       2,334,839       7,259,015
                                                      ------------    ------------    ------------
 Gross (loss) profit                                       (30,963)        796,646        (907,737)
                                                      ------------    ------------    ------------
OPERATING EXPENSES:
  Selling, general and administrative (Note 10)          2,573,762       5,939,356      10,328,653
  Research and development                                 115,400         368,070         432,306
                                                      ------------    ------------    ------------
     Total operating expenses                            2,689,162       6,307,426      10,760,959
                                                      ------------    ------------    ------------
OPERATING LOSS                                          (2,720,125)     (5,510,780)    (11,668,696)
                                                      ------------    ------------    ------------
OTHER (EXPENSE) INCOME:
  Net interest expense (Notes 6, 9 and 10)                 (31,657)        (25,313)       (127,225)
  Other income (expense)                                   211,685         (30,237)
  Net loss on investment in joint venture (Note 11)        (26,634)        (56,814)
  Net gain on disposal of assets (Note 7)                                                2,553,516
    Net other income (expense)                             153,394        (112,364)      2,426,291
                                                      ------------    ------------    ------------
NET LOSS                                              $ (2,566,731)   $ (5,623,144)   $ (9,242,405)
                                                      ============    ============    ============

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                             20,948,968      20,714,652      18,716,757
                                                      ============    ============    ============
BASIC AND DILUTED NET LOSS PER
  COMMON SHARE                                        $      (0.12)   $      (0.27)   $      (0.49)
                                                      ============    ============    ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED OCTOBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------


                                                                                                   COMMON STOCK        ADDITIONAL
                                                                                               ----------------------   PAID-IN
                                                                                                 SHARES       AMOUNT    CAPITAL
BALANCE, NOVEMBER 1, 1997                                                                      17,814,205    $ 17,812  $26,501,567
 Issuance of common shares for cash at $5 per share (converted rate) under option
   agreement, December 1997                                                                         8,333           8       41,647
 Issuance of common  shares for cash at $8 per share, December 1997                                83,050          82      664,318
 Issuance of common shares for cash at $7.25 per share, February 1998                             413,793         414    2,999,586
 Cash paid for stock related expenses                                                                                     (284,135)
 Issuance of common shares for services at $6.375 per share, April 1998                            10,000          10       63,740
 Issuance of common shares for incentive compensation at $6.75 per share, June 1998                 4,922           5       33,218
 Issuance of common stock warrants for cash
 Issuance of common shares and warrants for cash at $2 per share, August 1998                   2,000,000       2,000    1,200,864
 Issuance of common shares for incentive compensation at $1.75 per share, October 1998             21,429          21       37,479
 Amortization of non-employee stock-based compensation, November 1997 - October 1998 (Note 7)                              175,422
 Net loss - year ended October 31, 1998
                                                                                               ----------   ---------  -----------
BALANCE, OCTOBER 31, 1998                                                                      20,355,732      20,352   31,433,706
 Issuance of common shares and warrants for cash at $2 per share, January 1999                    250,000         250      215,404
 Issuance of common shares for services at $1.25 per share, February 1999                         100,000         100      124,900
 Issuance of common shares for services at $1.375 per share, February 1999                        100,000         100      137,400
 Issuance of common stock warrants for services at $4 per share, April 1999
 Issuance of common stock warrants for services at $2 per share, August 1999
 Issuance of common stock warrants for services at $7 per share, August 1999
 Issuance of common shares as consideration for rights granted under an Option
    agreement at $1.42 per share, October 1999                                                      7,042           7        9,993
 Issuance of common stock options as partial consideration for rights granted
   under a license and sublicense agreement at $2 per share, October 1999                                                   51,574
 Amortization of non-employee stock-based compensation, November 1998 - October 1999 (Note 7)                              193,773
 Net loss - year ended October 31, 1999
                                                                                               ----------   ---------  -----------
BALANCE, OCTOBER 31, 1999                                                                      20,812,774      20,809   32,166,750


                                                                                                  RECEIVABLE          WARRANTS
                                                                                                COLLECTIBLE IN  --------------------
                                                                                                    CASH OR     SHARES     AMOUNT
                                                                                                 COMMON STOCK
BALANCE, NOVEMBER 1, 1997
 Issuance of common shares for cash at $5 per share (converted rate) under option agreement, December 1997
 Issuance of common  shares for cash at $8 per share, December 1997
 Issuance of common shares for cash at $7.25 per share, February 1998
 Cash paid for stock related expenses
 Issuance of common shares for services at $6.375 per share, April 1998
 Issuance of common shares for incentive compensation at $6.75 per share, June 1998
 Issuance of common stock warrants for cash                                                                      700,000      50,000
 Issuance of common shares and warrants for cash at $2 per share, August 1998                                  2,000,000  $2,797,136
 Issuance of common shares for incentive compensation at $1.75 per share, October 1998
 Amortization of non-employee stock-based compensation, November 1997 - October 1998 (Note 7)
 Net loss - year ended October 31, 1998
                                                                                                               ---------  ----------
BALANCE, OCTOBER 31, 1998                                                                                      2,700,000   2,847,136
 Issuance of common shares and warrants for cash at $2 per share, January 1999                                   500,000     284,346
 Issuance of common shares for services at $1.25 per share, February 1999
 Issuance of common shares for services at $1.375 per share, February 1999
 Issuance of common stock warrants for services at $4 per share, April 1999                                      100,000      11,603
 Issuance of common stock warrants for services at $2 per share, August 1999                                     100,000      86,907
 Issuance of common stock warrants for services at $7 per share, August 1999                                      30,000      74,994
 Issuance of common shares as consideration for rights granted under an Option agreement at $1.42 per share, October 1999
 Issuance of common stock options as partial consideration for rights granted under a license and sublicense agreement at $2 per share, October 1999
 Amortization of non-employee stock-based compensation, November 1998 - October 1999 (Note 7)
 Net loss - year ended October 31, 1999
                                                                                                               ---------  ----------
BALANCE, OCTOBER 31, 1999                                                                                      3,430,000   3,304,986

                                                                                                                   COMMON STOCK
                                                                                                                   IN TREASURY
                                                                                               ACCUMULATED     ---------------------
                                                                                                 DEFICIT         SHARES     AMOUNT

BALANCE, NOVEMBER 1, 1997                                                                      $ (17,481,857)  (1,202,886)  $(1,203)
 Issuance of common shares for cash at $5 per share (converted rate) under option agreement, December 1997
 Issuance of common  shares for cash at $8 per share, December 1997
 Issuance of common shares for cash at $7.25 per share, February 1998
 Cash paid for stock related expenses
 Issuance of common shares for services at $6.375 per share, April 1998
 Issuance of common shares for incentive compensation at $6.75 per share, June 1998
 Issuance of common stock warrants for cash
 Issuance of common shares and warrants for cash at $2 per share, August 1998
 Issuance of common shares for incentive compensation at $1.75 per share, October 1998
 Amortization of non-employee stock-based compensation, November 1997 - October 1998 (Note 7)
 Net loss - year ended October 31, 1998                                                           (9,242,405)
                                                                                                ------------    ---------   -------
BALANCE, OCTOBER 31, 1998                                                                        (26,724,262)  (1,202,886)   (1,203)
 Issuance of common shares and warrants for cash at $2 per share, January 1999
 Issuance of common shares for services at $1.25 per share, February 1999
 Issuance of common shares for services at $1.375 per share, February 1999
 Issuance of common stock warrants for services at $4 per share, April 1999
 Issuance of common stock warrants for services at $2 per share, August 1999
 Issuance of common stock warrants for services at $7 per share, August 1999
 Issuance of common shares as consideration for rights granted under an Option agreement at $1.42 per share, October 1999
 Issuance of common stock options as partial consideration for rights granted under a license and sublicense agreement at $2 per share, October 1999
 Amortization of non-employee stock-based compensation, November 1998 - October 1999 (Note 7)
 Net loss - year ended October 31, 1999                                                           (5,623,144)
                                                                                                ------------    ---------    ------
BALANCE, OCTOBER 31, 1999                                                                        (32,347,406)  (1,202,886)   (1,203)


                                                                                                    TOTAL
                                                                                                STOCKHOLDERS'
                                                                                                   EQUITY
BALANCE, NOVEMBER 1, 1997                                                                        $ 9,036,319
  Issuance of common shares for cash at $5 per share (converted rate) under option
    agreement, December 1997                                                                          41,655
  Issuance of common  shares for cash at $8 per share, December 1997                                 664,400
  Issuance of common shares for cash at $7.25 per share, February 1998                             3,000,000
  Cash paid for stock related expenses                                                              (284,135)
  Issuance of common shares for services at $6.375 per share, April 1998                              63,750
  Issuance of common shares for incentive compensation at $6.75 per share, June 1998                  33,223
  Issuance of common stock warrants for cash                                                          50,000
  Issuance of common shares and warrants for cash at $2 per share, August 1998                     4,000,000
  Issuance of common shares for incentive compensation at $1.75 per share, October 1998               37,500
  Amortization of non-employee stock-based compensation, November 1997 - October 1998 (Note 7)       175,422
  Net loss - year ended October 31, 1998                                                          (9,242,405)
                                                                                                 -----------
BALANCE, OCTOBER 31, 1998                                                                          7,575,729
  Issuance of common shares and warrants for cash at $2 per share, January 1999                      500,000
  Issuance of common shares for services at $1.25 per share, February 1999                           125,000
  Issuance of common shares for services at $1.375 per share, February 1999                          137,500
  Issuance of common stock warrants for services at $4 per share, April 1999                          11,603
  Issuance of common stock warrants for services at $2 per share, August 1999                         86,907
  Issuance of common stock warrants for services at $7 per share, August 1999                         74,994
  Issuance of common shares as consideration for rights granted under an Option
    agreement at $1.42 per share, October 1999                                                        10,000
  Issuance of common stock options as partial consideration for rights granted
    under a license and sublicense agreement at $2 per share, October 1999                            51,574
  Amortization of non-employee stock-based compensation, November 1998 - October 1999 (Note 7)       193,773
  Net loss - year ended October 31, 1999                                                          (5,623,144)
                                                                                                 -----------
BALANCE, OCTOBER 31, 1999                                                                          3,143,936

                                                                     (Continued)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED OCTOBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------


                                                                                                      COMMON STOCK      ADDITIONAL
                                                                                                  -------------------    PAID-IN
                                                                                                   SHARES      AMOUNT    CAPITAL
BALANCE, OCTOBER 31, 1999                                                                         20,812,774   20,809   32,166,750
  Issuance of common shares for incentive compensation at $2 per share,
    December 1999                                                                                      7,407        7       14,807
  Expiration of warrants to purchase common shares, January 2000                                                           111,800
  Issuance of common shares for incentive compensation at $1.75 per share,
    March 2000                                                                                        28,571       29       49,971
  Issuance of common shares for services at $4 per share, April 2000                                  87,500       88      349,912
  Expiration of warrants to purchase common shares, August 2000                                                          2,797,136
  Receivable collateralized by common stock, reclassified as contra-equity, August 2000 (Note 7)
  Issuance of common shares for fees and expenses of investor at $1 per share,
    September 2000 (Note 1)                                                                           25,000       25       24,975
  Issuance of common stock warrants in connection with equity line,
    September 2000 (Note 1)                                                                                                (95,037)
  Issuance of common shares and warrants for cash at $1 per share, September 2000                    500,000      500      475,497
  Issuance of common shares for stock-related expenses, September 2000                                10,000       10          (10)
  Payment for 500,000 shares at $1 per share and stock warrants, October 2000 (Note 1)                                     471,926
  Issuance of common stock warrants to replace expired warrants at $2
    per share, October 2000                                                                                               (278,602)
  Amended warrant exercise price for the purchase of 100,000 shares of common stock from $2 to $1 per share as consideration for a liability, October 2000
  Agreement to issue 300,000 shares to ACH for release of certain contingent obligations under the Master Formation Agreement relating to InCon Processing LLC,
    October 2000 (Note 1)                                                                                                  300,000
  Agreement to issue 591,850 shares of Preferred Stock to a director in exchange for extinguishment of notes payable, including accrued interest,
    of $798,998, October 2000 (Note 1)                                                                                     798,998
  Agreement to issue 150,000 shares in satisfaction of a $150,000 debt,
    October 2000 (Note 1)                                                                                                  150,000
  Amortization of non-employee stock-based compensation, November 1999 to October 2000 (Note 7)                            207,199
  Net loss - year ended October 31, 2000
                                                                                                  ----------  -------  -----------
BALANCE, OCTOBER 31, 2000                                                                         21,471,252  $21,468  $37,545,322
                                                                                                  ==========  =======  ===========


                                                                                                    RECEIVABLE
                                                                                                  COLLECTIBLE IN
                                                                                                      CASH OR
                                                                                                   COMMON STOCK
BALANCE, OCTOBER 31, 1999
  Issuance of common shares for incentive compensation at $2 per share,
    December 1999
  Expiration of warrants to purchase common shares, January 2000
  Issuance of common shares for incentive compensation at $1.75 per share,
    March 2000
  Issuance of common shares for services at $4 per share, April 2000
  Expiration of warrants to purchase common shares, August 2000
  Receivable collateralized by common stock, reclassified as contra-equity, August 2000 (Note 7)     $(677,117)
  Issuance of common shares for fees and expenses of investor at $1 per share,
    September 2000 (Note 1)
  Issuance of common stock warrants in connection with equity line,
    September 2000 (Note 1)
  Issuance of common shares and warrants for cash at $1 per share, September 2000
  Issuance of common shares for stock-related expenses, September 2000
  Payment for 500,000 shares at $1 per share and stock warrants, October 2000 (Note 1)
  Issuance of common stock warrants to replace expired warrants at $2 per share, October 2000
  Amended warrant exercise price for the purchase of 100,000 shares of common stock from $2 to $1 per share as consideration for a liability, October 2000
  Agreement to issue 300,000 shares to ACH for release of certain contingent obligations under the Master Formation Agreement relating to InCon Processing LLC,
    October 2000 (Note 1)
  Agreement to issue 591,850 shares of Preferred Stock to a director in exchange for extinguishment of notes payable, including accrued interest, of $798,998, October 2000 (Note 1)
  Agreement to issue 150,000 shares in satisfaction of a $150,000 debt,
    October 2000 (Note 1)
  Amortization of non-employee stock-based compensation, November 1999 to October 2000 (Note 7)
  Net loss - year ended October 31, 2000
                                                                                                     ---------
BALANCE, OCTOBER 31, 2000                                                                            $(677,117)
                                                                                                     =========


                                                                                                         WARRANTS
                                                                                                  -----------------------
                                                                                                   SHARES      AMOUNT
BALANCE, OCTOBER 31, 1999                                                                         3,430,000    3,304,986
  Issuance of common shares for incentive compensation at $2 per share,
    December 1999
  Expiration of warrants to purchase common shares, January 2000                                   (250,000)    (111,800)
  Issuance of common shares for incentive compensation at $1.75 per share,
    March 2000
  Issuance of common shares for services at $4 per share, April 2000
  Expiration of warrants to purchase common shares, August 2000                                  (2,000,000)  (2,797,136)
  Receivable collateralized by common stock, reclassified as contra-equity, August 2000 (Note 7)
  Issuance of common shares for fees and expenses of investor at $1 per share,
    September 2000 (Note 1)
  Issuance of common stock warrants in connection with equity line,
    September 2000 (Note 1)                                                                         200,000       95,037
  Issuance of common shares and warrants for cash at $1 per share, September 2000                    50,000       24,003
  Issuance of common shares for stock-related expenses, September 2000
  Payment for 500,000 shares at $1 per share and stock warrants, October 2000 (Note 1)               50,000       28,074
  Issuance of common stock warrants to replace expired warrants at $2
    per share, October 2000                                                                       2,000,000      278,602
  Amended warrant exercise price for the purchase of 100,000 shares of
    common stock from $2 to $1 per share as consideration for a liability, October 2000                           52,837
  Agreement to issue 300,000 shares to ACH for release of certain contingent obligations under the Master Formation Agreement relating to InCon Processing LLC,
    October 2000 (Note 1)
  Agreement to issue 591,850 shares of Preferred Stock to a director in exchange for extinguishment of notes payable, including accrued interest, of $798,998, October 2000 (Note 1)
  Agreement to issue 150,000 shares in satisfaction of a $150,000 debt,
    October 2000 (Note 1)
  Amortization of non-employee stock-based compensation, November 1999 to October 2000 (Note 7)
  Net loss - year ended October 31, 2000
                                                                                                  ---------   ----------
BALANCE, OCTOBER 31, 2000                                                                         3,480,000   $  874,603
                                                                                                  =========   ==========



                                                                                                    ACCUMULATED
                                                                                                      DEFICIT
BALANCE, OCTOBER 31, 1999                                                                          (32,347,406)
  Issuance of common shares for incentive compensation at $2 per share,
    December 1999
  Expiration of warrants to purchase common shares, January 2000
  Issuance of common shares for incentive compensation at $1.75 per share,
    March 2000
  Issuance of common shares for services at $4 per share, April 2000
  Expiration of warrants to purchase common shares, August 2000
  Receivable collateralized by common stock, reclassified as contra-equity, August 2000 (Note 7)
  Issuance of common shares for fees and expenses of investor at $1 per share,
    September 2000 (Note 1)
  Issuance of common stock warrants in connection with equity line,
    September 2000 (Note 1)
  Issuance of common shares and warrants for cash at $1 per share, September 2000
  Issuance of common shares for stock-related expenses, September 2000
  Payment for 500,000 shares at $1 per share and stock warrants, October 2000 (Note 1)
  Issuance of common stock warrants to replace expired warrants at $2 per share, October 2000
  Amended warrant exercise price for the purchase of 100,000 shares of common stock from $2 to $1 per share as consideration for a liability, October 2000
  Agreement to issue 300,000 shares to ACH for release of certain contingent obligations under the Master Formation Agreement relating to InCon Processing LLC,
    October 2000 (Note 1)
  Agreement to issue 591,850 shares of Preferred Stock to a director in exchange for extinguishment of notes payable, including accrued interest, of $798,998, October 2000 (Note 1)
  Agreement to issue 150,000 shares in satisfaction of a $150,000 debt,
    October 2000 (Note 1)
  Amortization of non-employee stock-based compensation, November 1999 to October 2000 (Note 7)
  Net loss - year ended October 31, 2000                                                            (2,566,731)
                                                                                                  ------------
BALANCE, OCTOBER 31, 2000                                                                         $(34,914,137)
                                                                                                  ============

                                                                                                 COMMON STOCK
                                                                                                  IN TREASURY          TOTAL
                                                                                            ---------------------  STOCKHOLDERS'
                                                                                               SHARES      AMOUNT     EQUITY
BALANCE, OCTOBER 31, 1999                                                                   (1,202,886)   (1,203)   3,143,936
  Issuance of common shares for incentive compensation at $2 per share,
    December 1999                                                                                                      14,814
  Expiration of warrants to purchase common shares, January 2000
  Issuance of common shares for incentive compensation at $1.75 per share,
    March 2000                                                                                                         50,000
  Issuance of common shares for services at $4 per share, April 2000                                                  350,000
  Expiration of warrants to purchase common shares, August 2000
  Receivable collateralized by common stock, reclassified as contra-equity,
    August 2000 (Note 7)                                                                                             (677,117)
  Issuance of common shares for fees and expenses of investor at $1 per share,
    September 2000 (Note 1)                                                                                            25,000
  Issuance of common stock warrants in connection with equity line,
    September 2000 (Note 1)
  Issuance of common shares and warrants for cash at $1 per share, September 2000                                     500,000
  Issuance of common shares for stock-related expenses, September 2000
  Payment for 500,000 shares at $1 per share and stock warrants, October 2000 (Note 1)                                500,000
  Issuance of common stock warrants to replace expired warrants at $2 per share, October 2000
  Amended warrant exercise price for the purchase of 100,000 shares of
    common stock from $2 to $1 per share as consideration for a liability, October 2000                                52,837
  Agreement to issue 300,000 shares to ACH for release of certain contingent obligations under the Master Formation Agreement relating to InCon Processing LLC,
    October 2000 (Note 1)                                                                                             300,000
  Agreement to issue 591,850 shares of Preferred Stock to a director in exchange for extinguishment of notes payable, including accrued interest,
    of $798,998, October 2000 (Note 1)                                                                                798,998
  Agreement to issue 150,000 shares in satisfaction of a $150,000 debt,
    October 2000 (Note 1)                                                                                             150,000
  Amortization of non-employee stock-based compensation, November 1999 to
    October 2000 (Note 7)                                                                                             207,199
  Net loss - year ended October 31, 2000                                                                           (2,566,731)
                                                                                             ---------   -------   ----------
BALANCE, OCTOBER 31, 2000                                                                   (1,202,886)  $(1,203)  $2,848,936
                                                                                            ==========   =======   ==========

See notes to consolidated financial statements.                      (Concluded)

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED OCTOBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                     2000            1999            1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                      $ (2,566,731)   $ (5,623,144)   $ (9,242,405)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization                                  105,883       1,120,358       1,318,360
      (Gain) on disposal of assets                                                                (2,553,516)
      Loss on investment in joint venture                             26,633          56,814
      Amortization of non-employee stock-based compensation          207,199         193,773         175,422
      Expenses satisfied with issuance of common stock
        and warrants                                                 541,649         436,004         134,473
      Changes in operating assets and liabilities:
        Trade receivables                                             84,907          33,086         315,960
        Inventory                                                    159,088         504,165         536,404
        Prepaids and other current assets                             37,559          47,380         384,230
        Accounts payable                                             131,362        (166,437)     (1,678,595)
        Accrued liabilities                                         (584,496)         73,205        (904,798)
                                                                ------------    ------------    ------------
          Net cash used in operating activities                   (1,856,947)     (3,324,796)    (11,514,465)
                                                                ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                (3,034)       (133,950)     (1,462,129)
  Patents and rights to technology acquired                                          (15,000)       (125,000)
  Proceeds from disposal of fixed assets and patents                               3,004,000       4,543,855
  Investment in joint venture                                                       (272,244)
                                                                ------------    ------------    ------------
          Net cash (used in) provided by investing activities         (3,034)      2,582,806       2,956,726
                                                                ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt                                                 900,000         200,000       3,225,000
  Proceeds from issuance of stock and warrants                     1,000,000         500,000       7,756,055
  Expenses for capital raising                                                                      (284,135)
  Repayments of debt and capital leases                               (8,646)       (982,220)     (2,615,902)
                                                                ------------    ------------    ------------
          Net cash provided (used in) by financing activities      1,891,354        (282,220)      8,081,018
                                                                ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  31,373      (1,024,210)       (476,721)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                         680,190       1,704,400       2,181,121
                                                                ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                          $    711,563    $    680,190    $  1,704,400
                                                                ============    ============    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION - Cash paid during the period for interest        $        614    $     65,344    $    149,253
                                                                ============    ============    ============
SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
      Conversion of debt to equity                              $    900,000
                                                                ============
      Conversion of a contingent liability to equity            $    300,000
                                                                ============
      Net receivable reclassified to equity                     $    677,117
                                                                ============
      Contribution of assets to L.L.C                                           $    399,815
                                                                                ============
      Acquisition of equipment under capital leases                                             $    173,808
                                                                                                ============

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED OCTOBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

1.    ORGANIZATION AND BASIS OF PRESENTATION

      BIONUTRICS, INC. - Bionutrics, Inc. ("Bionutrics) consists of Bionutrics and its wholly-owned subsidiaries, LipoGenics, Inc. ("LipoGenics"), Bionutrics Health Products, Inc. ("BHP"), Nutrition Technologies Corporation ("Nutrition Technologies"), InCon International Ltd. ("IIN") and InCon Technologies, Inc. ("InCon") (collectively referred to as the "Company").

      Bionutrics' operating strategy has changed from prior years where it manufactured and marketed its products to its current strategy, which is to leverage its core competency of new product development by partnering the manufacturing and marketing of such new products. The Company's goal is to discover, define and protect its products and technology and to partner manufacturing and marketing. Revenues for the years ended October 31, 2000, 1999 and 1998 are derived primarily from two sources: services and product sales. For the year ended October 31, 2000, revenues from services were primarily attributed to product development and grant research activities. For the years ended October 31, 1999 and 1998, revenues from services were primarily attributed to molecular distillation toll processing of materials for a variety of customers. Revenues from product sales during the year ended October 31, 2000 were entirely from the sales of evolvE(R), the Company's dietary supplement product. Revenues from product sales during the years ended October 31, 1999 and 1998 were primarily attributed to equipment sales as well as the sale of evolvE(R).

      The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative operating losses of $34,914,137 through October 31, 2000, which have been funded through the issuance of stock and debt. The losses incurred to date, the uncertainty regarding the Company's ability to raise additional capital and the Company's inability to generate income and positive cash flows from operations may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

      The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, maintaining adequate financing, and ultimately to attain successful operations.

      Since the Company's current cash resources and expected cash flow from operations will not be sufficient to fund its operational needs for the next 12 months, it continues to seek additional capital through private equity and bank lines of credit. There can be no assurance that such additional financing will be attainable, or attainable on terms acceptable to the Company. Access by the Company to additional capital will depend substantially upon prevailing market conditions and the financial condition of and prospects for the Company at the time.

      Management is continuing its efforts to obtain additional funds through the issuance of common stock in private transactions and management is also continuing its efforts to reposition the Company as a product development company and, as such, is engaged in discussions with several potential marketing partners involving evolvE(R) and future branded products, including dietary supplements and functional food ingredients. The Company plans to develop, patent, and trademark novel products while its marketing partners will provide the distribution, marketing and sales support. New products are expected to be based on new technology extending beyond a tocotrienol platform.

      In June 1999, the Company entered into a 50/50 joint venture with ACH Food Companies, Inc. ("ACH", formerly known as AC HUMKO CORP.), wherein InCon transferred substantially all of its assets to a newly-formed limited liability company, InCon Processing, L.L.C. ("InCon Processing"), for which it received a payment of $3,000,000 and a 50 percent interest in the joint venture. InCon Processing took over substantially all of the business previously engaged in by InCon relating to toll processing, molecular separation, and the design and sale of molecular separation facilities. InCon Processing expects to utilize the InCon expertise to expand its existing business and to expand its business into processing micronutrients that would be available for food grade products. In connection with this transaction, the remaining amount of goodwill recorded at the date of acquisition of InCon was written off (Note 11). See related issuance of shares later in this footnote.

      On September 7, 2000, the Company and a private investor entered into a Common Stock Purchase Agreement (the "Agreement") for the future issuance and purchase of shares of the Company's common stock. The Agreement establishes what is sometimes termed as an equity line of credit or an equity draw down facility. The Agreement permits the Company, in its discretion, and subject to certain restrictions, to sell up to an aggregate of 4,000,000 shares, with the maximum amount for each sale not to exceed $1,000,000 each month, based on a formula of weighted average price and total trading volume for a given period. The period during which the Company can make such sales is two years beginning upon the effective date of a registration statement for the resale of the shares. The price is based on the volume weighted average daily price of the Company's common stock for the 22 trading days following a draw down notice. The Company can establish a threshold price below which it will not sell shares. The price is discounted by 10 percent, decreasing by .25 percent to 7 percent for each $12,500,000 that the Company's market capitalization exceeds $60,000,000. In lieu of a minimum draw down commitment, the Company has issued a three-year warrant for the purchase of 200,000 shares of common stock at an exercise price of $1.535 per share, equal to 120 percent of the average volume weighted average daily price for the 15 trading days before the date of issuance of the warrant. In addition, 35 day warrants will be issued in connection with each draw down for the purchase of a number of shares equal to 17.5 percent of the draw down amount divided by the weighted average of the purchase prices during the applicable period. In payment of fees and expenses of the investor, the Company has issued 25,000 shares of its common stock to the investor.

      The Company is not permitted to draw down funds if the issuance of shares to the investor pursuant to the draw down facility would result in the investor owning more than 9.9 percent of the Company's common stock or would require stockholder approval under applicable Nasdaq rules. The agreement contains various termination rights for the investor, including, among others, due to materially adverse changes to the Company.

      The Company intends to use the proceeds of the offering for general corporate and working capital purposes.

      On September 20, 2000, the Company raised $500,000 in capital through issuance of common stock. This capital stock was issued at $1.00 per share. In conjunction with this issuance, 50,000 warrants were issued with an exercise price of $1.10. These warrants expire on September 20, 2003. Additionally, in connection with this transaction the Company issued 10,000 shares of common stock to the investors as payment for their legal fees, expenses and related disbursements. The agreement allows for a 2 percent penalty to be charged to the Company if such shares are not registered with the SEC on a timely basis.

      On October 25, 2000, the Company raised $500,000 in capital through the sale of common stock. This capital stock was subscribed to at $1.00 per share. In conjunction with this issuance, 50,000 warrants were issued with an exercise price of $1.00. These warrants expire on October 24, 2002. These shares were issued on November 28, 2000.

      On October 27, 2000, the Company agreed to issue 591,850 shares of its Series A Convertible Preferred Stock as consideration for the cancellation of $798,998 of debt owed under certain promissory notes dated December 22, 1999 and June 19, 2000 to a director. The shares have an annual cumulative dividend of $0.108 per share, a liquidation rate of $1.35 per share and each share is convertible to one share of Common

      Stock on or after October 27, 2001. The shares are also redeemable by the Company at any time at $1.35 per share. These shares were issued on December 6, 2000.

      On October 28, 2000, the Company agreed to issue 150,000 shares of its Common Stock as consideration for the release of its obligation to repay a $150,000 Bridge Loan the Company received on April 7, 2000. Under the agreement, the Company has the right to repurchase the shares at fair market value, between $1.00 and $3.00, for three years. These shares were issued on December 13, 2000.

      On October 30, 2000, the Company agreed to issue 300,000 shares of its Common Stock to ACH as consideration for the release of certain contingent obligations under the Master Formation Agreement and Members Agreement related to the formation of their 50/50 joint venture, InCon Processing. These shares were issued on December 14, 2000.

      On October 30, 2000, the Company issued 2,000,000, 1 year warrants with an exercise price of $2.00 to ACH. These warrants were issued to effectively extend the exercise period for the original warrants issued to ACH that expired August 14, 2000, as the Company wishes to extend the period during which ACH may obtain an additional equity interest in the Company.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.

      PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Bionutrics and its wholly-owned subsidiaries, LipoGenics, Inc., Bionutrics Health Products, Inc., InCon Technologies, Inc. and Nutrition Technology Corp. All significant intercompany balances and transactions have been eliminated.

      USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash and cash equivalents.

      INVENTORY is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

      PROPERTY AND DEPRECIATION - Property is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. The estimated useful lives of depreciable assets are:

                       ASSET TYPE                   ESTIMATED USEFUL LIFE
              Equipment, furniture and fixtures         3 - 10 years
              Leasehold improvements                        10 years
              Capitalized software                           3 years
              Leased equipment                               3 years

      Leasehold improvements and leased equipment are amortized over the lessor of the lease life or the useful life of the asset. Expenditures of a repair and maintenance nature are expensed when incurred.

      REVENUE - The Company generally recognizes product revenue at the time of shipment to the customer. Revenues from the sale of consignment inventory is recognized upon notification from third parties. Revenues from services are recorded at the time service is rendered and/or reimbursable expenses are incurred. Provisions for returns and other adjustments are provided for in the same period the related sales are recorded.

      The Company had one customer that accounted for approximately 28 percent of total revenues for the year ended October 31, 2000 and two customers that accounted for approximately 67 percent and 52 percent of total revenues for the years ended October 31, 1999 and 1998, respectively.

      PATENTS - Legal and other costs related to patent applications are expensed as incurred. Patents which are acquired are amortized using a straight-line basis over 17 years commencing at the date patent approval is obtained or the remaining life at the time of acquisition. Patents currently capitalized relate to both the processes and products associated with the Company's business.

      INCOME TAXES are accounted for under the asset and liability approach, which can result in recording tax provisions or benefits in periods different from the periods in which such taxes are paid or benefits realized. Deferred federal income taxes result principally from certain tax carryforwards that are recognized for financial reporting purposes in different years than for income tax reporting purposes. Deferred tax assets were fully offset by a valuation allowance in 2000, 1999, and 1998.

      RESEARCH AND DEVELOPMENT - The cost of research and development is charged to expense as incurred.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The fair values of cash, trade and notes receivable (except for the receivable which is classified as contra-equity for which a fair market value is indeterminable), accounts payable, accrued liabilities and notes payable approximate the carrying value due to the short-term nature of these instruments.

      STOCK OPTIONS AND WARRANTS granted to consultants or independent contractors have been accounted for in accordance with the fair value method of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. In accordance with Accounting Principles Board Opinion ("APB") No. 25, options granted to employees of the Company are recorded as expense, based on the difference, if any, between the fair market value of the stock, on the date of grant and the option's exercise price. No compensation cost was recognized in the Company's consolidated statements of operations for employee-based options and warrants for 2000, 1999 or 1998.

      LOSS PER SHARE - Basic earnings per share ("EPS") excludes potential dilution from stock options, warrants and other securities or contracts to issue common stock. Diluted EPS takes into account the potential issuance of these shares in the calculation of EPS. Due to losses from continuing operations for years ended October 31, 2000, 1999, and 1998, the Company has concluded that issuance of any additional shares would be antidilutive and, therefore, a dual presentation is not required. There were 5,991,811, 5,360,145 and 4,957,978 shares considered antidilutive for the years ended October 31, 2000, 1999 and 1998, respectively.

      NEW ACCOUNTING PRONOUNCEMENT - In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that an enterprise recognize certain derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective for the Company's fiscal year beginning November 1, 2000. SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

      RECLASSIFICATIONS - Certain reclassifications have been made to the prior years financial statements to conform to the current year presentation.

3.    INVENTORY

      As of October 31, inventory consists of the following:

                                         2000       1999
                     Work in process              $107,733
                     Finished goods    $100,401    151,756
                                       --------   --------
                     Total             $100,401   $259,489
                                       ========   ========

4.    PROPERTY AND EQUIPMENT

      As of October 31, the components of property and equipment consist of the following:

                                                       2000         1999
    Equipment, furniture and fixtures                $ 262,068    $ 259,034
    Leasehold improvements                              41,444       41,444
    Capitalized software                                30,181       30,181
    Leased equipment under capital lease (Note 9)       24,354       24,354
                                                     ---------    ---------
    Property and equipment - gross                     358,047      355,013
    Less accumulated depreciation and amortization    (342,573)    (264,354)
                                                     ---------    ---------
    Property and equipment - net                     $  15,474    $  90,659
                                                     =========    =========

5.    LONG-TERM RECEIVABLE

      The long-term receivable represents a trade receivable acquired from InCon in connection with the purchase of InCon by the Company. As $263,071 of this receivable remains uncollected as of October 31, 2000, the Company has reclassified this receivable to long-term but still considers the amount to be fully collectible.

6.    NOTES PAYABLE

      At October 31, 1999, the Company had $322,883 outstanding as note payable. Payment of this note, which is due to Rye, a party related through stock ownership, is contingent upon collection of a certain receivable. The Company has reclassified such receivable, net of this note, to stockholders' equity for the year ended October 31, 2000 (Note 7).

7.    STOCKHOLDERS' EQUITY

      At October 31, 2000, the Company had four agreements for stock to be issued. These future stock issuances are composed of the following:

- 150,000 shares to an unrelated third party as repayment for a $150,000 bridge loan received during April 2000.

- 300,000 shares to ACH as consideration for the release of certain contingent obligations under the Master Agreement and Members Agreement related to the formation of their 50/50 joint venture, InCon Processing.

- 591,850 shares of Series A Convertible Preferred Stock to a director as consideration for previously borrowed funds of $750,000, plus accrued interest of $48,998.

-     500,000 shares sold for $1.00 per share on October 25, 2000.

      At October 31, 2000, the Company had $677,117 as a net receivable collateralized by 1.4 million shares of the Company's common stock. This amount represents a receivable acquired from InCon in connection with the acquisition of InCon by the Company. As this receivable is dependent on future actions by a customer which have not occurred, but is collateralized by the Company's stock, management has elected to reclassify it to stockholders' equity. This receivable has been reduced by the note payable to Rye of $322,883, as the payment of that note is contingent upon collection of the receivable.

      In August 1998, ACH acquired 2,000,000 shares of the Company's common stock for $2.00 per share. ACH also acquired Bionutrics' rice bran processing technology for $2,000,000. The technology transfer gives ACH the exclusive right to use and practice Bionutrics' proprietary rice bran processing technology in North America, with Bionutrics retaining the right to use and practice the technology worldwide, other than in North America. Bionutrics acquired a perpetual profit sharing interest in ACH's rice bran business. As of October 31, 2000, the Company has received $0 in connection with this agreement.

      In February 1998, Novartis Nutrition acquired exclusive worldwide rights to evaluate the Company's Clearesterol(R) complex for potential application as a functional food ingredient. The evaluation right was acquired as part of a $3,000,000 stock investment in Bionutrics.

      At October 31, 1996, the Company authorized 1,900,000 shares of common stock for issuance under its Nonqualified 1996 Stock Option Plan (the "1996 Plan") to key personnel, consultants and independent contractors. On December 12, 1997, an additional 950,000 shares of common stock were authorized for issuance under the 1996 Plan, for a total of 2,850,000 authorized as of October 31, 1998. The incentive stock options are granted to purchase common stock at 100 percent (110% for an optionee who is a 10% stockholder) of the fair market value of the stock on the date of grant. Stock options are granted to purchase common stock at a price determined by the plan administrator and can be exercisable for a period of up to ten years from the date of grant (five years for an option granted to a 10% stockholder). All participants are eligible to receive stock awards and stock appreciation rights, as to be determined by the Company's Board of Directors. No stock awards or stock appreciation rights have been granted under the plan.

      DIVIDEND POLICY - The Company has not declared or paid any cash dividends on its common stock and does not intend to declare or pay any cash dividend in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition and such other factors as the Board of Directors may consider.

      EMPLOYEE STOCK-BASED COMPENSATION - A summary of transactions for employee stock options and warrants for the years ended October 31, 2000, 1999 and 1998 is as follows:

                                                                               WEIGHTED AVERAGE
                                                 NUMBER         OPTION       --------------------
                                                   OF            PRICE       REMAINING   EXERCISE
                                                 SHARES          RANGE         LIFE       PRICE
      Options outstanding at October 31, 1997   2,026,244    $1.36 - $9.13      3.9       $5.59
        Options granted                           382,000    $4.00 - $5.00
        Warrants granted                          700,000    $3.25 - $4.00
        Options canceled                         (233,600)       $5.00
                                               ----------
      Options and warrants outstanding at
        October 31, 1998                        2,874,644    $1.36 - $5.00      4.84      $4.08
       Options granted                             60,000    $2.00 - $4.00
       Options canceled                          (724,500)   $4.00 - $5.00
                                               ----------
      Options and warrants outstanding at
        October 31, 1999                        2,210,144    $1.36 - $5.00      4.33      $4.01
       Options granted                            615,000    $1.75 - $3.63
       Options canceled                          (300,000)       $4.00
                                               ----------
      Options and warrants outstanding at
        October 31, 2000                        2,525,144    $1.36 - $5.00      3.62      $3.49
                                               ==========
      Options available for future grant
        under the 1996 Plan                       499,100
                                               ==========

      On September 17, 1998, the compensation committee of the Board of Directors reduced the exercise price for options held by employees who were not Directors to $4.00. None of the other terms was modified.

      NONEMPLOYEE STOCK-BASED COMPENSATION - A summary of transactions for nonemployee stock options and warrants for the years ended October 31, 2000, 1999 and 1998 is as follows:


                                                                             WEIGHTED AVERAGE
                                              NUMBER         OPTION       ----------------------
                                                OF            PRICE       REMAINING     EXERCISE
                                              SHARES          RANGE          LIFE        PRICE
      Options and warrants outstanding
        at October 31, 1997                    658,333    $2.50 - $5.00      8.0         $3.40
       Warrants issued                       2,000,000        $2.00          1.8         $2.00
       Warrants canceled                      (600,000)   $2.50 - $4.00       --         $3.25
       Options issued                           33,334        $4.00          1.7         $4.00
       Options exercised                        (8,333)       $5.00           --         $5.00
                                           ------------
      Options and warrants outstanding
        at October 31, 1998                  2,083,334    $2.00 - $5.00      1.9         $2.10
       Warrants issued                         980,000    $2.00 - $7.00      1.0         $2.48
       Warrants canceled                      (250,000)       $2.00           --         $2.00
       Options issued                          386,667    $2.00 - $5.00      2.2         $3.28
       Options canceled                        (50,000)       $4.00           --         $4.00
                                           ------------
      Options and warrants outstanding
        at October 31, 1999                  3,150,001    $2.00 - $7.00      1.2         $2.37
       Warrants issued                       2,300,000    $1.00 - $2.00      1.2         $1.92
       Warrants canceled                    (2,250,000)       $2.00
       Options issued                          300,000        $2.00          2.4         $2.00
       Options canceled                        (33,334)       $4.00
                                           ------------
      Options and warrants outstanding
        at October 31, 2000                  3,466,667    $1.00 - $7.00                  $2.23
                                           ===========
      As of October 31, 2000:
        Exercisable options                    620,000                                   $3.20
                                           ===========

        Exercisable warrants                 2,780,000                                   $2.02
                                           ===========

      In accordance with the methodology prescribed under SFAS No. 123, pro forma compensation cost for the employee stock options for 2000, 1999 and 1998 was estimated to be $618,098, $1,345,661 and $3,807,706, respectively.

      Had the Company elected to recognize the above-mentioned compensation cost in 2000, 1999 and 1998, loss from continuing operations would be $3,154,829, $6,968,805 and $13,050,111, respectively, and the basic net loss per share would be $.15, $.34 and $.70, respectively.

      In accordance with the methodology prescribed under SFAS No. 123, the Company recognized $207,199, $193,773 and $175,422 of compensation expense to the nonemployee stock options in the 2000, 1999 and 1998 consolidated statements of operations, respectively.

      The fair value of each employee-nonemployee option and warrant was calculated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:

                        RISK FREE    VOLATILITY     OPTION      DIVIDEND
                        INTEREST        RATE        LIVES        YIELD
             2000         5.63 %         68 %         3            0
             1999         5.15 %         71 %         3            0
             1998         4.83 %        117 %         3            0

8.    INCOME TAXES

      At October 31, 2000, the Company has net operating loss carryforwards for federal income tax purposes of approximately $30,256,733 which expire on various dates through 2020. The deferred tax assets related to such totaled approximately $11,974,000 and $10,839,000 at October 31, 2000 and 1999, respectively, and were offset by a valuation allowance.

      The difference between the statutory tax rate and the Company's effective tax rate is due to the nonrecognition of tax benefits from operating losses due to their uncertainty of recoverability.

9.    LEASES

      The Company has operating leases for office space, vehicles and equipment which expire on various dates through January 31, 2003. Total rental expense was approximately $207,000, $510,000 and $794,000 for fiscal years 2000, 1999 and 1998, respectively. Future minimum lease payments under noncancelable operating leases at October 31, 2000 are as follows:

      2001                                $  178,747
      2002                                   181,825
      2003                                    45,456
                                          ----------
      Total                               $  406,028
                                          ==========

10.   RELATED PARTY

      Various stockholders have provided consulting and other administrative services to the Company. Expense for the years ended October 31, 2000, 1999 and 1998 was approximately $0, $141,000 and $510,000, respectively, and was included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

      Interest paid to stockholders in connection with outstanding notes described in Note 6 was approximately $63,557 and $45,475 for the years ended October 31, 1999 and 1998, respectively. No interest was paid to stockholders during 2000.

11.   INVESTMENT IN JOINT VENTURE

      InCon Processing is a limited liability company formed in July 1999, in which the Company is a 50 percent member, as noted in Note 1. The Company accounts for this investment using the equity method.

      InCon Processing had three customers which accounted for approximately 63 percent of total revenues for the 12-month period ended October 31, 2000 and 73 percent of total revenues for the four-month period ended October 31, 1999.

      The following represents summarized financial information of InCon Processing at October 31, 2000 and 1999, and for the 12-month period then ended October 31, 2000 and the four-month period ended October 31, 1999:

         (dollars in thousands)                           2000       1999
         ASSETS
         Cash and cash equivalents                       $   659    $   436
         Accounts receivable                                 634        491
         Property, plant and equipment and other - net     4,369      4,750
                                                         -------    -------
         Total                                           $ 5,662    $ 5,677
                                                         =======    =======
         LIABILITIES AND MEMBERS' CAPITAL
         Accounts payable and other liabilities          $   301    $   263
         Members' capital                                  5,361      5,414
                                                         -------    -------
         Total                                           $ 5,662    $ 5,677
                                                         =======    =======
         OPERATIONS
         Revenues                                        $ 5,403    $ 1,675
         Expenses                                          5,456      1,788
                                                         -------    -------
         Net loss                                        $   (53)   $  (113)
                                                         =======    =======

12.   EMPLOYEE BENEFIT PLAN

      The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code. Each participant may elect to defer up to 15 percent of his or her compensation and have such amounts matched with common stock of the Company at a rate of 50 percent for the first 6 percent contributed. The Company recognized expenses under this plan of approximately $10,000, $49,000 and $130,000 during the years ended October 31, 2000, 1999 and 1998, respectively.

13.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      Consolidated quarterly financial information for 2000, 1999 and 1998 is as follows:

                                                                         BASIC NET
                                                           NET           EARNINGS
                       GROSS            GROSS            EARNINGS         (LOSS)
                      REVENUES       PROFIT (LOSS)        (LOSS)         PER SHARE
2000
First quarter       $   187,536      $   133,882       $  (519,060)      $  (0.02)
Second quarter           75,915           11,967          (961,014)         (0.05)
Third quarter            67,943          (89,249)         (634,208)         (0.03)
Fourth quarter           24,230          (87,563)         (452,449)         (0.02)
                    -----------      -----------       -----------       --------

Total               $   355,624      $   (30,963)      $(2,566,731)      $  (0.12)
                    ===========      ===========       ===========       ========

1999
First quarter       $ 1,134,817      $    71,464       $(1,634,988)      $  (0.08)
Second quarter        1,647,910          522,329        (1,495,739)         (0.07)
Third quarter           836,891          190,787        (1,467,222)         (0.07)
Fourth quarter           70,129           12,066        (1,025,195)         (0.05)
                    -----------      -----------       -----------       --------

Total               $ 3,689,747      $   796,646       $(5,623,144)      $  (0.27)
                    ===========      ===========       ===========       ========

1998
First quarter       $ 1,794,942      $  (196,557)      $(3,336,407)      $  (0.19)
Second quarter        1,584,660         (335,887)       (3,772,764)         (0.21)
Third quarter         1,767,295         (269,677)       (2,651,686)         (0.14)
Fourth quarter        1,507,007         (105,616)          518,452           0.05
                    -----------      -----------       -----------       --------

Total               $ 6,653,904      $  (907,737)      $(9,242,405)      $  (0.49)
                    ===========      ===========       ===========       ========

================================================================================


      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED INTO 560,000 SHARES THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT. THIS DOCUMENT MAY BE USED ONLY WHERE BIONUTRICS, INC. IT IS LEGAL TO SELL THESE SECURITIES.


                              --------------------


                                TABLE OF CONTENTS

Prospectus Summary.........................................................    2
Risk Factors...............................................................    3
Business...................................................................   16
Selling Stockholders.......................................................   28
Plan of Distribution.......................................................   28
Legal Matters..............................................................   29
Experts....................................................................   29
Where You Can Find More Information........................................   30
Financial Statements.......................................................  F-1

================================================================================

================================================================================



                                 560,000 SHARES


                                BIONUTRICS, INC.




                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS

                              --------------------



                                        , 2000


================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the expenses in connection with the offering described in the registration statement. All such expenses are estimates except for the Securities and Exchange Commission registration fee.

      SEC registration fee.................................  $  140.00
                                                             --------------
      Accountants' fees and expenses.......................  $ 2,000.00
                                                             --------------
      Legal fees and expenses..............................  $10,000.00
                                                             --------------
      Printing and engraving expenses......................  $ 1,500.00
                                                             --------------
      Miscellaneous fees...................................  $   360.00
                                                             --------------
               Total.......................................  $14,000.00
                                                             ==============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our restated articles of incorporation provide that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (1) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) for the payment of dividends in violation of restrictions imposed by Section 78.300 of the Nevada GCL. The effect of this provision in our restated articles of incorporation is to eliminate the rights of us and our stockholders, either directly or through stockholders' derivative suits brought on behalf of our company, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under the Nevada GCL.

      In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives against expenses, liabilities, and other matters arising out of their conduct on our behalf, or otherwise referred to in or covered by applicable provisions of the Nevada GCL, to the fullest extent permitted by the Nevada GCL.

      Section 78.751 of the Nevada GCL provides that a corporation may indemnify our directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the director's or officer's conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court or as authorized in a specific case upon a determination made in accordance with the Nevada GCL that such indemnification is proper in the circumstances.

      Indemnification may not be made under the Nevada GCL for any claim, issue, or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue, or matter therein, the director or officer must be indemnified under the Nevada GCL by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by the director or officer in connection with the defense.

ITEM 16. EXHIBITS

(a)   Exhibits:

      5     Opinion of Greenberg Traurig, LLP
      23.1  Consent of Greenberg Traurig, LLP (included in Exhibit 5)
      23.2  Consent of Deloitte & Touche LLP
      24    Power of Attorney of Directors and Executive Officers (included on the signature page of this Registration Statement)

ITEM 17. UNDERTAKINGS.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, state of Arizona, on December 28, 2000.



                                       BIONUTRICS, INC.


                                       By: /s/  Ronald H. Lane
                                          --------------------------------------
                                          Ronald H. Lane
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint jointly and severally, Ronald H. Lane and Karen J. Harwell, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                     TITLE                     DATE
             ---------                     -----                     ----

    /s/ Ronald H. Lane         Chairman of the Board, Chief    December 28, 2000
    -------------------------  Executive Officer and
        Ronald H. Lane         President (Principal Executive
                               Officer)

    /s/ Karen J. Harwell       Controller                      December 28, 2000
    -------------------------  (Principal Financial and
        Karen J. Harwell       Accounting Officer)

                               Director                        ___________, 2000
    -------------------------
        Daniel Antonelli

    /s/ Richard M. Feldheim    Director                        December 28, 2000
    -------------------------
        Richard M. Feldheim

    /s/ Robert B. Goergen      Director                        December 28, 2000
    -------------------------
        Robert B. Goergen

                               Director                        ___________, 2000
    -------------------------
        Steve Henig

    /s/ William M. McCormick   Director                        December 28, 2000
    -------------------------
        William M. McCormick

                               Director                        ___________, 2000
    -------------------------
        Milton Okin

    /s/ Frederick Rentschler   Director                        December 28, 2000
    -------------------------
        Frederick Rentschler

    /s/ Winston A. Salser      Director                        December 28, 2000
    -------------------------
        Winston A. Salser

    /s/ Donald A. Winkler      Director                        December 29, 2000
    -------------------------
        Donald A. Winkler

                                 EXHIBIT INDEX
                                 -------------


Exhibit
Number                            Description

5           Opinion of Greenberg Traurig, LLP
23.1        Consent of Greenberg Traurig, LLP (included in Exhibit 5)
23.2        Consent of Deloitte & Touche LLP
24          Power of Attorney of Directors and Executive Officers (included on the signature page of this Registration Statement)